-66-

                                             EXECUTION COPY





                   LETTER OF CREDIT AND
                  REIMBURSEMENT AGREEMENT



                  dated as of May 1, 1996



                          between



               TUCSON ELECTRIC POWER COMPANY



                            and



                     SOCIETE GENERALE,
                    LOS ANGELES BRANCH




                  Relating to $14,700,000
         Pollution Control Refunding Revenue Bonds
                       1996 Series B
          (Tucson Electric Power Company Project)









          LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of May 1, 1996, between TUCSON ELECTRIC POWER
COMPANY, an Arizona corporation (the "Company"), and
SOCIETE GENERALE, LOS ANGELES BRANCH (the "Bank").

          PRELIMINARY STATEMENTS.  (1)  Coconino County,
Arizona Pollution Control Corporation (the "Issuer") is issuing, pursuant to an Indenture of Trust, dated as of May
1, 1996 (as amended, modified or supplemented from time to time, the "Indenture"), by and between the Issuer and First
Trust of New York, National Association, as trustee (such entity, or its successor as trustee, being the "Trustee"), $14,700,000 aggregate principal amount of Pollution Control
Refunding Revenue Bonds, 1996 Series B (Tucson Electric
Power Company Project) (the "Bonds").

          (2) The Issuer and the Company are entering into a Loan Agreement, dated as of May 1, 1996 (as amended, modified or supplemented from time to time, the "Loan
Agreement"), pursuant to which the Issuer will loan to the Company substantially all of the proceeds resulting from the issuance of the Bonds. The Issuer will assign certain of its rights under the Loan Agreement to the Trustee on behalf of the Owners of the Bonds to secure the payment of the Bonds.

          (3)  In connection with the issuance of the
Bonds, the Company has requested that the Bank issue its irrevocable, transferable letter of credit in substantially the form of Exhibit A hereto (such letter of credit, as it may from time to time be extended pursuant to the terms of this Agreement, being the "Letter of Credit"), in the amount of $16,149,864 (as the same may be reduced and reinstated from time to time in accordance with the terms of the Letter of Credit, the "Stated Amount"), of which (i)
$14,700,000 shall support the payment of principal of the Bonds (or the portion of the purchase price of the Bonds corresponding to principal), and (ii) $1,449,864 shall support the payment of up to 300 days' interest on the principal amount of the Bonds (or the portion of the purchase price of the Bonds corresponding to interest), computed at 12% per annum on the basis of a year of 365 days (the Bank's obligation to issue the Letter of Credit as hereinafter provided being hereinafter referred to as the Commitment (the "Commitment")).

          NOW, THEREFORE, in consideration of the premises
and in order to induce the Bank to issue the Letter of
Credit, the parties hereto agree as follows:
Note:  Paragraph defined      X  .01  (a)  (i)

I.                     DEFINITIONS

          I.01.       Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ACC" means the Arizona Corporation Commission, or any successor or other agency or authority of the State of Arizona from time to time having a similar jurisdiction.

          "ACC Order" means, at any time, the order by the ACC in effect at such time that authorizes the Company to enter into this Agreement and the Related Documents to which it is, or is to be, a party, to request the Bank to issue the Letter of Credit hereunder and to incur Debt to the Bank hereunder in an amount not less than the Stated
Amount. The ACC Order, when given by ACC, shall be deemed to include the application for such order by the Company.

          "Advance" has the meaning provided in Section
2.05(a) hereof.

          "Affiliate" means each person (as defined in Section 3(9) of ERISA) which together with the Company or a Significant Subsidiary of the Company would be deemed to be a "single employer" within the meaning of Section 414(b) or
(c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977 and/or 4980B of the
Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "Alternate Base Rate" means a fluctuating interest rate per annum equal at all times to the higher of:

               (i) the rate of interest announced publicly by the Bank in New York, New York, from time to time as the Bank's Prime Rate; and

               (ii)      the rate equal to the sum of:

                         (x) the rate per annum obtained by
               dividing (A) 1/2 of one percent above the Federal Funds Rate in effect from time to time by (B) a percentage equal to 100% minus the Domestic Reserve Percentage, plus

                         (y) the Assessment Rate.

The Alternate Base Rate shall change concurrently with each change in the Prime Rate or the Federal Funds Rate, as the case may be.

          "Applicable L/C Rate" shall mean (i) 1.5% for any day on which Level I Status exists, (ii) .80% for any day on which Level II Status exists, (iii) .70% for any day on which Level III Status exists and (iv) .60% for any day on which Level IV Status exists.

          "Assessment Rate" for any period means the annual assessment rate per annum estimated by the Bank on the first day of such period for determining the then current annual assessment payable by the Bank to the Federal
Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of the Bank in the United
States.

          "Authorized Representative" means (i) for the Company, the Chairman of the Board, the President, the Vice
President, the Director, the Treasurer and the Secretary and (ii) for any other Person, an authorized officer of such Person.

          "Bond Purchase Agreement" means the Bond Purchase
Agreement, dated April 30, 1996, among the Issuer,
PaineWebber Incorporated and the Company.

          "Bonds" has the meaning assigned to that term in the first Preliminary Statement hereto.

          "Business Day" means a day of the year on which banks located in the City of New York, New York, and in the City of Los Angeles, California are not required or authorized by law to remain closed and on which the New
York Stock Exchange is not closed.

          "Cancellation Date" has the meaning assigned to that term in the Letter of Credit.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time after the date hereof, and the rules and regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Commitment" has the meaning assigned to that term in the third Preliminary Statement hereto.

          "Commitment Termination Date" has the meaning assigned to that term in Section 2.01.

          "Common Equity" means the common stockholders' equity of the Company, less the book value of all intangible assets of the Company.

          "Company Mortgage" means the Indenture, dated as of April 1, 1941, between The Tucson Gas, Electric Light and Power Company (predecessor of the Company) and The
Chase National Bank of the City of New York (now The Chase
Manhattan Bank, National Association), as trustee, as heretofore and hereafter amended and supplemented.

          "Custodian Agreement" means the Custodian
Agreement in substantially the form of Exhibit B hereto.

          "Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services,
(ii) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iii) obligations (contingent or otherwise) in respect of bankers' acceptances or letters of credit, (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) through (iii) above, (v) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA, and (vi) withdrawal liability incurred under ERISA by the Company or any of its Affiliates to any Multiemployer Plan.

          "Default Rate" means a fluctuating interest rate equal at all times to 2% per annum above the Alternate Base
Rate in effect from time to time.

          "Designated Rating" means, with respect to any Rating Agency for any day, the rating of the senior secured long-term debt of the Company (a "Secured Rating") outstanding and in effect on such day (including for this purpose as separate categories "+" and "-" designations by S&P or "1", "2" and "3" designations by Moody's). If a
Rating Agency does not have a Secured Rating outstanding and in effect on any day, then there exists no Designated
Rating by such Rating Agency for such day.

          "Domestic Reserve Percentage" means, for any period, that percentage which is specified on the first day of such period, as the case may be, by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Bank with respect to liabilities consisting of or including (among other liabilities) U.S. dollar nonpersonal time deposits in the United States and with a maturity equal to such period.

          "Environmental Claim" means any allegation, notice of violation, claim, demand, or order by any governmental authority or any Person for any damage or for fines, penalties or restrictions, resulting from or based upon (i) the existence of a Release of, or exposure to, any Hazardous Material, in, into or onto the environment at, in, by, from or related to any facility, (ii) the use, handling, transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any facility, or (iii) the violation of any Environmental Laws.

          "Environmental Laws" means all laws relating to
environmental matters, including, without limitation, those
relating to fines, orders, injunctions, penalties, damages,
contribution, cost recovery compensation, losses or
injuries resulting from the Release or threatened Release
of Hazardous Materials and to the generation, use, storage,
transportation, or disposal of Hazardous Materials, in any
manner applicable to Company or any of its Subsidiaries or
any of their respective properties, including, without
limitation, the Comprehensive Environmental Response,
Compensation, and Liability Act (42 U.S.C.  9601 et seq.),
the Hazardous Material Transportation Act (49 U.S.C.  1801
et seq.), the Resource Conservation and Recovery Act (42
U.S.C.  6901 et seq.), the Federal Water Pollution Control
Act (33 U.S.C.  1251 et seq.), the Clean Air Act (42
U.S.C.  7401 et seq.), the Toxic Substances Control Act
(15 U.S.C.  2601 et seq.), the Occupational Safety and
Health Act (29 U.S.C.  651 et seq.) and the Emergency
Planning and Community Right to Know Act (42 U.S.C.  11001
et seq.), each as amended or supplemented, and any analogous future or present applicable local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.
          "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time, and the regulations and rulings promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "Event of Default" has the meaning assigned to that term in Section 6.01.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

          "Fee Letter" means that certain letter agreement dated as of April 29, 1996 executed by the Company.

          "First Mortgage Bonds" means the bonds issued and delivered under the Supplement to Company Mortgage.

          "Hazardous Materials" means (i) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes,"
"hazardous materials," "extremely hazardous waste,"
"restricted hazardous waste," or "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, without limitation, Environmental Laws, (ii) any oil, petroleum or petroleum-derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which (A) pose a hazard to any property of the Company or any of its Subsidiaries or to Persons on or about such property or (B) cause such property to be in violation of any Environmental Laws, (iii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphyenyls in excess of fifty parts per million, and (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the owners, occupants or any Persons surrounding any of the facilities.

          "Indenture" has the meaning assigned to that term in the first Preliminary Statement hereto.

          "Issuer" has the meaning assigned to that term in the first Preliminary Statement hereto.

          "Letter of Credit" has the meaning assigned to that term in the third Preliminary Statement hereto.

          "Level I Status" exists for any day if, on such day, none of Level II Status, Level III Status or Level IV
Status exists.

          "Level II Status" exists for any day if, on such day, (a) neither Level III Status nor Level IV Status exists and (b) the Company has the following Designated
Ratings: (i) a Designated Rating by S&P of BBB- and (ii) a
Designated Rating by Moody's of Baa3.

          "Level III Status" exists for any day if, on such day, (a) Level IV Status does not exist and (b) the Company has the following Designated Ratings: (i) a Designated
Rating by S&P of BBB and (ii) a Designated Rating by
Moody's of Baa2.

          "Level IV Status" exists for any day if, on such day, the Company has the following Designated Ratings: (i) a Designated Rating by S&P of BBB+ or higher and (ii) a Designated Rating by Moody's of Baa1 or higher.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien
(statutory or other), preference, priority or other security agreement of any kind or nature whatsoever
(including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

          "Loan Agreement" has the meaning assigned to that term in the second Preliminary Statement hereto.

          "Master Restructuring Agreement" means that certain Master Restructuring Agreement, dated as of June
30, 1992, among Tucson Electric Power Company, Escavada
Company, Gallo Wash Development Company, Valencia Energy
Company, the several Banks parties thereto and Barclays
Bank PLC, New York Branch, as Administrative Agent and
Collateral Agent, as the same may be amended, modified or supplemented from time to time.

          "Moody's" means Moody's Investors Service, Inc.
or its successor and assigns.

          "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA with respect to which the Company, any Significant Subsidiary of the Company or any Affiliate (i) contributes or has an obligation to contribute to or (ii) could have liability.

          "1975 Bonds" means the $15,700,000 aggregate principal amount of the Pollution Control Corporation's pollution Control Revenue Bonds, 1975 Series A (Tucson Gas and Electric Company Project), of which $14,700,000 remain outstanding.

          "Official Statement" means the Official
Statement, dated April 30, 1996, relating to the Bonds.

          "Participant" has the meaning provided in Section
7.14 hereof.

          "PBGC" means the Pension Benefit Guaranty
Corporation or any successor thereto.

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained or contributed to by (or to which there is an obligation to contribute to by) the Company, a Significant Subsidiary of the Company or an Affiliate and subject to the requirements of Title IV of ERISA or the minimum funding requirements of Section 412 of the Code and each such plan for the five year period immediately following the latest date on which the Company, a Significant Subsidiary of the Company or an Affiliate maintained, contributed to, or had an obligation to contribute to such plan.

          "Pledged Bond" has the meaning assigned to that term in the Custodian Agreement.

          "Preliminary Official Statement" means the
Preliminary Official Statement, dated April 19, 1996, relating to the Bonds.

          "Prime Rate" means a fluctuating annual rate of interest equal to the rate publicly announced by the Bank at its principal New York office as its Prime Rate. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change is announced and the Company acknowledges that the Prime Rate is a reference rate and does not necessarily reflect the lowest interest rate at which the Bank offers loans to its customers.

          "Rating Agency" means S&P or Moody's.

          "Related Documents" has the meaning assigned to that term in Section 2.13.

          "Release" means any release, emission, disposal, leaching, or migration into the environmental (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), or into or out of any of the facilities.

          "Remarketing Agent" has the meaning assigned to that term in the Indenture.

          "Remarketing Agreement" means the Remarketing
Agreement, dated as of May 1, 1996, between the Company, on the one hand, and PaineWebber Incorporated, on the other hand, as the same shall have been amended, modified or supplemented from time to time.

          "Reportable Event" means a reportable event described in Section 4043(c) of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provision for 30-day notice to the PBGC.

          "S&P" means Standard & Poor's Rating Group or its successors and assigns.

          "Significant Subsidiary" shall have the meaning given thereto in Regulation S-X promulgated by the Securities and Exchange Commission.

          "Stated Amount" has the meaning assigned to that term in the third Preliminary Statement hereto.

          "Stated Termination Date" means the expiration date specified in clause (i) of section (1) of the Letter of Credit, as such date may be extended pursuant to Section
2.11.

          "Subsidiary" means, as to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation
(irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person or by one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other Person in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

          "Supplement to Company Mortgage" means that certain Thirty-Second Supplemental Indenture, dated as of May 1, 1996, to the Company Mortgage.

          "Tender Drawing" has the meaning assigned to that term in the Letter of Credit.

          "Termination Event" means (i) a Reportable Event or (ii) the withdrawal of the Company or any of its Significant Subsidiaries or any Affiliate from a Plan during a plan year in which the Company or such Significant
Subsidiary or Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA which would result in a material liability being imposed on the Company or such Significant Subsidiary or Affiliate, or (iii) on or after the date hereof a Plan is or may reasonably be expected to be terminated or amended in a manner that constitutes a termination under Section 4041 of ERISA, which such event would result in a material liability being imposed on the Company or any of its Significant
Subsidiaries or Affiliates, or (iv) the institution of proceedings to terminate a Plan by the PBGC or the appointment by the PBGC or a court of competent jurisdiction of a trustee to administer a Plan, or (v) any other event or condition which may reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

          "Trustee" has the meaning assigned to that term in the first Preliminary Statement hereto.

          "Unfunded Current Liability" of any Plan means the amount, if any, by which the actuarial present value of the accrued benefit obligations under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards
No. 87, based upon the actuarial assumptions used by the plan's actuary in the most recent annual valuation of the Plan.

          I.02.       Computation of Time Periods.  In this
Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          I.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted United States accounting principles consistent (except as otherwise stated herein) with those applied in the preparation of the December 31, 1995 financial statements referred to in Section 4.01(f).

          I.04.       Internal References.  The words "herein",
"hereof" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and "Article", "Section", "subsection", "paragraph", and respective references are to this Agreement unless otherwise specified.


                            II.
         AMOUNT AND TERMS OF THE LETTER OF CREDIT

          II.01. The Letter of Credit. The Bank agrees, on the terms and conditions hereinafter set forth, to issue the Letter of Credit to the Trustee on any Business Day during the period from the date hereof to and including May 1, 1996 (the "Commitment Termination Date").

          II.02. Issuing the Letter of Credit. The Letter of Credit shall be issued on at least three Business Days' notice from the Company to the Bank specifying the Business
Day of issuance thereof. On such Business Day specified by the Company in such notice and upon fulfillment of the applicable conditions precedent set forth in Article III, the Bank will issue the Letter of Credit to the Trustee.

          II.03. Commissions and Fees. (a) The Company hereby agrees to pay to the Bank a letter of credit fee on the Stated Amount from the date the Letter of Credit is issued until the Cancellation Date, at the Applicable L/C Rate as adjusted from time to time, which letter of credit fee shall be payable quarterly in arrears on the last Business
Day of each June, September, December and March commencing on June 28, 1996, and on the Cancellation Date.

          (a) The Company hereby agrees to pay to the Bank a transfer commission of $2,000 upon each transfer of the Letter of Credit in accordance with its terms.

          (b) The Company agrees to pay to the Bank the fees and other amounts set forth in the Fee Letter on the dates set forth therein.

          II.04. Reimbursement On Demand. Except as otherwise specified in Section 2.05 (and provided the conditions precedent specified therein shall have been fulfilled), each amount paid by the Bank under the Letter of Credit
(including, without limitation, amounts in respect of any reinstatement of the Interest Component (as defined in the Letter of Credit) at the election of the Bank notwithstanding any failure by the Company to reimburse the Bank for any previous drawing to pay interest on the Bonds) shall constitute a demand loan made by the Bank to the Company on the date of such payment by the Bank under the Letter of Credit. The Company agrees to pay each such demand loan on the date of its making. Any such demand loan (or any portion thereof) not so paid on such date shall bear interest, payable on demand, from the date of making of such demand loan until payment in full, at a fluctuating interest rate per annum equal to the Default
Rate.

          II.05. Advances and Interest. (a) If the Bank shall make any payment under the Letter of Credit in response to a Tender Drawing submitted thereunder pursuant to Section
2.02(g) of the Indenture and to a Redemption/Mandatory
Purchase Drawing pursuant to Sections 2.02(h)(i) and (ii) of the Indenture, such payment shall, notwithstanding
Section 2.04, constitute an advance made by the Bank to the Company on the date and in the amount of such payment (each such advance being an "Advance"). The Company shall pay interest on the unpaid principal amount of each Advance quarterly in arrears on the last Business Day of March, June, September and December of each calendar year. Each
Advance shall bear interest (i) from the date of the incurrence thereof until the earlier of (A) the date upon which such Advance is paid in full and (B) the date which is 90 days after the date of the incurrence thereof, at the Alternate Base Rate and (ii) from and after the 90th day from the date of incurrence thereof until the date upon which such Advance is paid in full, at the Alternate Base
Rate plus 1%. Notwithstanding any other provision to the contrary herein, each Advance shall be due and payable by the Company to the Bank on the Cancellation Date.

          (a) Notwithstanding any provision to the contrary herein, the Company shall pay interest on all past-due amounts of principal and (to the fullest extent permitted by law) interest, costs, fees and expenses hereunder, from the date when such amounts became due until paid in full, payable on demand, at the Default Rate in effect from time to time.

     II.06. Prepayments. (a) The Company may, upon at least two Business Days' notice to the Bank, prepay the outstanding amount of any Advance in whole or in part with accrued interest to the date of such prepayment on the amount prepaid.

          (a) Prior to or simultaneously with the resale of all of the Bonds purchased with the proceeds of a Tender
Drawing under the Letter of Credit, the Company shall prepay or cause to be prepaid in full the then outstanding principal amount (pursuant to Section 2.04) or Advance arising pursuant to such Tender Drawing, together with all interest thereon to the date of such prepayment. If less than all of such Bonds are resold, then prior to or simultaneously with such resale the Company shall prepay or cause to be prepaid a portion (as specified below) of the then outstanding principal amount (pursuant to Section
2.04) or Advance arising pursuant to such Tender Drawing, together with all interest thereon to the date of such prepayment. The portion of such principal amount or such Advance to be prepaid shall be determined by multiplying such principal amount or such Advance by a fraction, the numerator of which shall be the face amount of the Bonds resold and the denominator of which shall be the face amount of all of the Bonds purchased with the proceeds of the relevant Tender Drawing.

          II.07.      Increased Costs.  If either (i) the
introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements other than those referred to in the definition of "Domestic Reserve Percentage" in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), shall either (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Bank or participated in by any Participant or (B) impose on the Bank any other condition regarding this Agreement, the Letter of Credit, any amount outstanding hereunder or any Advance, and the result of any event referred to in clause
(A) or (B), above, shall be to increase the cost to the Bank or any Participant of issuing or maintaining the Letter of Credit (or its participation therein) or agreeing to make or making, funding or maintaining any Advance by an amount which the Bank or any such Participant deems to be material, then, upon demand by the Bank, the Company shall pay to the Bank (for its own account or for the account of such Participant, as the case may be, within 10 days of receipt of such notice and from time to time as specified by the Bank, all additional amounts which shall be sufficient to compensate the Bank for such increased costs.
A certificate setting forth such increased costs incurred by the Bank as a result of any event referred to in clause
(i) or (ii), above, submitted by the Bank to the Company, shall constitute such demand and shall, in the absence of manifest error, be conclusive and binding for all purposes.

          II.08.      Increased Capital.  If the Bank determines
(1) the adoption of any applicable law, rule or regulation after the date hereof regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any court or administrative or governmental authority charged with the interpretation or administration thereof, or (2) compliance by the Bank with any directive regarding capital adequacy of any such admini strative or governmental authority, generally affects banks issuing letters of credit or entering into agreements similar to or of the same type as this Agreement and has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of issuing or maintaining the Letter of Credit to a level below that which the Bank would have achieved but for such adoption, change or com pliance (taking into consideration the Bank's policies with respect to capital adequacy), then, upon demand by the Bank, the Company shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determined such capital to be allocable to this Agreement or the issuance or maintenance of the Letter of Credit. In determining such increased fee, the Bank may use reasonable and customary averaging and attribution methods. A certificate as to such amounts submitted to the Company by the Bank shall constitute such demand and shall, in the absence of manifest error, be conclusive and binding for all purposes.

          II.09. Payments and Computations. The Company shall make each payment hereunder not later than 12:00 noon (Los
Angeles time) on the day when due in lawful money of the United States of America to the Bank at its address referred to in Section 7.02 in same day funds. Computations of (i) the Alternate Base Rate, the Prime Rate and the
Default Rate shall be made by the Bank on the basis of a year of 365/366 days, as the case may be, and the actual number of days (including the first day but excluding the last day) elapsed and (ii) the commissions and fees under
Section 2.03 shall be made by the Bank on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) elapsed.
Paragraph definition changed to X.  1.
Starting paragraph ?.10.
I.01.
          II.010. Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, commission or fee, as the case may be.
II.011.
          II.011.     Extension of the Stated Termination Date;
Reduction of Stated Amount.  (a)  Unless the Letter of
Credit shall have expired in accordance with its terms, at least 75 but not more than 120 days before each of the first and second anniversary of the date of issuance of the Letter of Credit, the Company may request the Bank in writing (each such request being irrevocable) to extend for one year the Stated Termination Date. If the Company shall make any such request, the Bank shall, no later than 30 days following the date on which the Bank shall have received such request, notify the Company in writing (with a copy of such notice to the Trustee) whether or not the Bank consents, in its sole discretion, to such request and, if the Bank does so consent, the conditions of such consent
(including conditions relating to legal documentation). If the Bank shall not so notify the Company, the Bank shall be deemed not to have consented to such request. Upon the Bank's consenting to any such extension, the Company shall cause the Trustee to surrender the Letter of Credit to the Bank. Simultaneously with such surrender, the Bank may at its option either (a) return the Letter of Credit after amendment thereof to reflect the extension of the scheduled expiration date or (b) cancel the Letter of Credit and issue to the Trustee, in substitution therefor, a substitute irrevocable letter of credit in the form of Exhibit A hereto, dated the date of such surrender, reflecting the extension of the scheduled expiration date but otherwise having terms substantially identical to the Letter of Credit being so extended.

     (b) The Company shall have the right at any time to permanently reduce the Stated Amount of the Letter of Credit in the amount of Bonds which have been defeased in an amount equal to such principal amount plus the amount of interest, calculated in accordance with the Letter of Credit, with respect to such principal amount, upon directing the Trustee to give written notice to the Bank pursuant to Paragraph 4 of the Letter of Credit.

          II.012. Evidence of Debt. The Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Company resulting from each drawing under the Letter of Credit and from each Advance made from time to time hereunder and the amounts of principal and interest payable and paid from time to time hereunder. In any dispute, legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the obligations of the Company therein recorded.

          II.013. Obligations Absolute. The payment obligations of the Company under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                    (i) any lack of validity or enforceability of the Letter of Credit, the Bonds, the Indenture, the Loan
     Agreement, the Custodian Agreement, the Fee Letter, the
     Bond Purchase Agreement, the Remarketing Agreement, the
     Master Restructuring Agreement, the Supplement to Company
     Mortgage or the First Mortgage Bonds (collectively, the
     "Related Documents") or any other agreement or instrument relating thereto;

                    (ii) any amendment or waiver of or any consent to or departure from all or any of the Related Documents;

                    (iii) the existence of any claim, set-off, defense or other right which the Company may have at any time against the Trustee or any other beneficiary, or any transferee, of the Letter of Credit (or any Person for whom the Trustee, any such beneficiary or any such transferee may be acting), the Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents, or any unrelated transaction;

                    (iv) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that acceptance of such statement or other document by the Bank does not result from the Bank's gross negligence or willful misconduct;

                    (v) payment by the Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Bank; or

                    (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstance or happening shall not have been the result of gross negligence or willful misconduct of the Bank.

          II.014. Taxes. (a) All payments made by the Company hereunder will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding, except as provided below, any tax imposed on or measured by the net income of the Bank pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the principal office or lending office of the Bank is located) and all interest, penalties or similar liabilities with respect thereto
(collectively, "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Fee Letter, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section
2.14) such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make all such required deductions and shall pay the full amount deducted to the relevant taxing authority in accordance with applicable law and (iii) the Company will furnish to the Bank, within 45 days after the date the payment of any Taxes is due, certified copies of tax receipts evidencing such payment by the Company. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Company agrees to reimburse the Bank, upon the written request of the Bank for taxes imposed on or measured by the net income of the Bank pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the principal office or lending office of the Bank is located and for any withholding of taxes as the Bank shall determine are payable by, or withheld from, the Bank in respect of such amounts so paid to or on behalf of the Bank pursuant to the preceding sentence and in respect of any amount paid to or on behalf of the Bank pursuant to this sentence. The Company will indemnify and hold harmless the Bank, and reimburse the Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by the Bank. The Bank shall use reasonable efforts (subject to overall policy considerations of the Bank) to avoid or minimize, as the case may be, the payment by the Company of any additional sums under this Section 2.14 or the subjection of any payment by the Company to Taxes pertaining to the Bank, provided that such avoidance or minimization is made on such terms that the Bank suffers no economic, legal or regulatory disadvantage.

          (b)  The Bank represents and warrants to the
Company that either (1) as of the date of this Agreement it is entitled to the benefits of an income tax treaty with the United States which provides for an exemption from United States withholding tax on interest and other payments to be made by the Company to the Bank pursuant to the terms of this Agreement; or (2) all interest and other payments to be made by the Company to the Bank pursuant to the terms of this Agreement will be effectively connected with the conduct by the Bank of a trade or business within the United States (within the meaning of Section 882 of the Code). Prior to the date of issuance of the Letter of Credit and, to the extent legally entitled to do so, thereafter upon the request of the Company, the Bank agrees to furnish to the Company two copies of either U.S.
Internal Revenue Service Form 4224 or U.S. Internal Revenue
Service Form 1001 (wherein the Bank claims entitlement to complete exemption from U.S. federal withholding tax on all interest and other payments hereunder). In the event the Bank fails to provide an accurate Form 4224 or Form 1001 required by this paragraph and which it is legally entitled to provide, the Company shall not be required to pay any additional amounts with respect to U.S. Federal income taxes to such Bank pursuant to this paragraph.
Notwithstanding any other provisions of this Agreement and except in the event of a change in applicable law, the representations, warranties and obligations of the Bank set forth in this paragraph in respect of any interest in this Agreement or the Letter of Credit shall survive until the assignment, sale, payment or other disposition of such interest or the Letter of Credit.


                           III.
                   CONDITIONS PRECEDENT

          III.01. Conditions Precedent to Issuance of the Letter of Credit. The obligation of the Bank to issue the Letter of Credit is subject to the conditions precedent that the Bank shall have received on or before the date of the issuance of the Letter of Credit the following, each dated such date, in form and substance satisfactory to the Bank:

               (a) A copy of the Custodian Agreement, duly executed by the Company and the Trustee.

               (b) A copy of the Indenture and each amendment thereto to the date hereof, in each case duly executed by the Issuer and the Trustee and certified by the Company as being a true and correct copy thereof.

               (c) A copy of the Loan Agreement and each amendment thereto to the date hereof, in each case duly executed by the Issuer and the Company and certified by the Company as being a true and correct copy thereof.

               (d) A copy of the Bond Purchase Agreement and each amendment thereto to the date hereof, in each case duly executed by all parties thereto and certified by the Company as being a true and correct copy thereof.

               (e) A copy of the Remarketing Agreement and each amendment thereto to the date hereof, in each case duly executed by all parties thereto and certified by the Company as being a true and correct copy thereof.

               (f) A copy of the Supplement to Company Mortgage, in recordable form, granting the trustee under the Company
     Mortgage a security interest in the property pledged to such trustee under the Company Mortgage pari passu with any other first mortgages granted thereunder and a copy of the Company Mortgage and each supplement thereto which amends any provisions of the Company Mortgage to the date hereof, both certified by the Company as being true and correct copies thereof, along with the First Mortgage Bonds.

               (g)       A true and correct copy of the Official
     Statement.

               (h) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement, the Letter of Credit, the Custodian Agreement and the other
     Related Documents to which the Company is a party and the transactions contemplated hereby and thereby, and of all other documents evidencing any other necessary corporate action.

               (i) An original (or a duplicate copy certified by the Company in a manner satisfactory to the Bank to be a true copy) of the application filed by the Company for the ACC
     Order and of each governmental action and regulatory approval (including, without limitation, the ACC Order and approvals or orders of the Issuer and the ACC) necessary for the Company to enter into this Agreement, the Letter of Credit, the Custodian Agreement and the other Related
     Documents to which the Company is a party and for the transactions contemplated hereby and thereby.

               (j) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by it hereunder.

               (k) A certificate from an authorized officer of the Trustee certifying that (i) the Trustee is not in default under any of the terms or provisions of the Indenture or any other Related Document to which it is a party, (ii) each of the Related Documents to which such Person is a party is in full force and effect and is the legal, valid and binding obligations of such Person and (iii) no litigation or proceeding is pending, or to his knowledge threatened, in respect of the Bonds, amounts payable thereunder, any Related Document or any other document or agreement delivered in connection therewith.

               (l) A letter from Orrick, Herrington & Sutcliffe, Bond Counsel, addressed to the Bank and stating therein that the Bank may rely on the opinion of such firm in the form attached as Appendix E to the Official Statement.

               (m) A letter from Reid & Priest LLP, special New York counsel to the Company, addressed to the Bank and stating therein that the Bank may rely on the opinion of such firm delivered pursuant to Section 9(c) of the Bond Purchase
     Agreement.

               (n) A letter from Dennis R. Nelson, Esq., General Counsel to the Company, addressed to the Bank and stating therein that the Bank may rely on the opinion of Dennis R.
     Nelson, Esq. delivered pursuant to Section 9(c) of the Bond
     Purchase Agreement.

               (o) An opinion of Dennis R. Nelson, Esq., General Counsel of the Company, in substantially the form of Exhibit C hereto and as to such other matters as the Bank may reasonably request.

               (p) An opinion of Reid & Priest LLP, special New York counsel to the Company, in substantially the form of Exhibit D hereto and as to such other matters as the Bank may reasonably request.

               (q) An opinion from Rodey, Dickason, Sloan, Akin & Robb, P.A., special New Mexico counsel to the Company, addressed to the Bank in a form acceptable to the Bank.

               (r) An opinion from Dickerman & Marvin, P.C., special Arizona counsel to the Company, addressed to the Bank in a form acceptable to the Bank.

               (s) Receipt by the Bank from the Company of (i) the fees provided for in the Fee Letter which by its terms are due and payable on or prior to the issuance of the Letter of Credit and (ii) receipt by White & Case as counsel to the Bank of its fees and expenses incurred to date on behalf of the Bank in connection with the negotiation and drafting of this Agreement and certain other documents.

               (t) Letters from Moody's and S&P setting forth such Rating Agency's rating of the Bonds.


          III.02. Additional Conditions Precedent to Issuance of the Letter of Credit. The obligation of the Bank to issue the Letter of Credit shall be subject to the further conditions precedent that on the date of the issuance of the Letter of Credit:

               (a) The following statements shall be true and the Bank shall have received a certificate signed by a duly authorized representative of the Company, dated the date of such issuance, stating that:

                       (i) The representations and warranties contained in Section 4.01 of this Agreement are true and correct on and as of the date of issuance of the Letter of Credit as though made on and as of such date; and

                       (ii) No event has occurred and is continuing, or would result from the issuance of the Letter of Credit, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse, or both;


               (b) The Bank shall be satisfied that all conditions precedent to the purchase of the Bonds by PaineWebber
     Incorporated under the Bond Purchase Agreement shall have been satisfied.

               (c) The Bank shall be satisfied that the 1975 Bonds are to be redeemed in full in accordance with their terms.

               (d) All legal matters incident to this Agreement and the Related Documents shall be satisfactory to counsel for the Bank; and

               (e)       The Bank shall have received such other
     approvals, opinions or documents as the Bank may reasonably request.


                             IV.
REPRESENTATIONS AND
WARRANTIES

          IV.01. Representations and Warranties of the Company. The Company hereby represents and warrants, as follows:

               (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the ownership of its properties and the conduct of its business makes such qualification necessary. The Company has all requisite corporate power and authority to conduct its business as presently conducted and to own its properties.

               (b) The execution, delivery and performance by the Company of this Agreement and the Related Documents to which it is or is to be a party are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company's charter or by-laws or (ii) any law, rule, regulation, order, writ, judgment or similar restriction
     (including, without limitation, any order, rule or regulation of the ACC) or any contractual restriction binding on or affecting the Company, and do not result in or require the creation of any Lien (except as may be created under the Related Documents) upon or with respect to any of its properties.

               (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement or any Related Document to which the Company is or is to be a party, except for the ACC Order, which, on the date of the issuance of the Letter of Credit, has been duly obtained, is final and in full force and effect and is not the subject of appeal or reconsideration or other review.

               (d) This Agreement is, and the Related Documents to which the Company is a party are, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Each of the Related Documents is in full force and effect and no party to such agreements has contested or challenged the validity or enforceability thereof or refused to perform its obligations thereunder.

               (e) The proceeds of the Bonds will be used in the manner set forth in Section 4.03 of the Loan Agreement and the trustee under the Indenture creating the 1975 Bonds has received a redemption notice for all of the 1975 Bonds.

               (f) The balance sheet (including the notes thereto) of the Company as at December 31, 1995 and the related statements of income and retained earnings of the Company for the fiscal year then ended, certified by Deloitte &
     Touche LLP, independent public accountants, in each case as set forth in the annual report of the Company on Form 10-K for the year ended December 31, 1995 as filed with the Securities and Exchange Commission (the "1995 Annual
     Report"), a copy of which has been furnished to the Bank, fairly present the financial condition of the Company as at such date and the results of the operations of the Company for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied (except as otherwise noted therein), and, except as disclosed in the 1995 Annual Report and the Current Reports on Form 8-K, dated March 6, 1996 and April 4, 1996
     (together with the 1995 Annual Report, the "Disclosure
     Documents"), since December 31, 1995 there has been no material adverse change in the Company's financial condition, results of operations, business, properties, operations, or prospects.

               (g) Except as disclosed in the Disclosure Documents, there is no pending or threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, which is likely to have a material adverse effect on the financial condition, results of operations, business, properties, operations, or prospects of the Company and its Subsidiaries, taken as a whole, and, since the filing of the Disclosure Documents, there has occurred no material adverse development in any such action or proceeding so disclosed.

               (h) No proceeds of any drawing under the Letter of Credit will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

               (i) The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any drawing under the Letter of Credit will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

               (j)       No Termination Event has occurred or is
     reasonably expected to occur.

               (k) The most recent annual report (Form 5500 Series) with respect to each Plan (including all required schedules, statements and other information), copies of which have been filed with the Internal Revenue Service and furnished to the Bank, is complete and accurate and fairly presents the funding status of each such Plan, and since the date of each such form (but prior to the filing of the next subsequent form) there has been no material adverse change in such funding status, and no Plan has an Unfunded
     Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other
     Plans, exceeds $10,000,000.

               (l) Neither the Company nor any of its Significant Subsidiaries or Affiliates has incurred, or reasonably expects to incur, any withdrawal liability under ERISA with respect to any Multiemployer Plan, to the Company's knowledge no proceedings have been instituted to terminate or appoint a trustee to administer a Multiemployer Plan, to the Company's knowledge no Multiemployer Plan is insolvent or in reorganization, and using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Company and its Significant Subsidiaries and Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the issuance of the Letter of Credit would not exceed
     $10,000,000.

               (m) Neither the Company nor any of its Significant Subsidiaries or Affiliates has incurred or reasonably expects to incur material liability under Title IV of ERISA or pursuant to Section 406, 409, 502(i), 502(l) or 515 of
     ERISA or Section 401(a)(29), 4971 or 4975 of the Code and to the Company's knowledge no condition exists which presents a material risk to the Company or any Significant
     Subsidiary of the Company or any Affiliate of incurring a liability pursuant to the foregoing provisions of ERISA and the Code.

               (n) Each Plan is in substantial compliance with the applicable provisions of ERISA and the Code.

               (o) No Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code.

               (p) All contributions required to be made by the Company and its Significant Subsidiaries and Affiliates with respect to any Plan and any Multiemployer Plan have been timely made.

               (q) No lien imposed under the Code or ERISA on the assets of the Company or any Significant Subsidiary of the Company or any Affiliate exists or may reasonably be expected to arise on account of any Plan or any Multiemployer Plan.

               (r) The Company and its Significant Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees
     (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to which could reasonably be expected to (i) exceed the value of the obligations under such plans as of the date hereof and (ii) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

               (s) The Company and each of its consolidated subsidiary for tax purposes have filed all material tax returns (Federal, state and local) which to the knowledge of the Company are required to be filed and paid all taxes payable by it, including interest and penalties, other than such taxes that the Company or any such subsidiary is contesting in good faith and by appropriate legal proceedings and for which adequate reserves have been set aside on the books of the Company or such Subsidiary in accordance with generally accepted accounting principles.

               (t) Neither the Company nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument which would have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the Related Documents to which it is, or is to be, a party.

               (u) Appendix A to the Official Statement, and the documents incorporated by reference therein, and all other information provided to the Bank were, and any supplement or amendment thereof shall be, accurate in all material respects, as of their respective dates and as of the date hereof, for the purposes for which their use was or shall be authorized; and such Appendix A to the Official
     Statement, the documents incorporated by reference therein, and all other information provided to the Bank, as of their respective dates and as of the date hereof, did not, and any such supplement or amendment shall not, contain any untrue statement of a material fact or, when read together, omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (v)       Except as set forth in Schedule 4.01(v) hereto:

                    (1)  to the best knowledge of the
          Company, the operations of the Company and of each of its Subsidiaries (including, without limitation, all operations and conditions at or in the facilities currently used by the Company and its Subsidiaries) comply in all material respects with all Environmental Laws;

                    (2)  neither the Company nor any of its
          Subsidiaries has received (A) any written notice or claim to the effect that it is or may be liable to any person as a result of the Release or threatened Release of any Hazardous Material that could have a material adverse effect on the financial condition or operations of the Company or (B) any letter or request for information under Section 104 of the Comprehensive
          Environmental Response, Compensation, and
          Liability Act (42 U.S.C. 9604) or comparable state laws, and to the best of the Company's knowledge, none of the operations of the Company or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous
          Material at any facility or at any other location;

                    (3)  the Company and each of its
          Subsidiaries and all of their respective facilities or operations are not subject to any outstanding written order with any governmental authority or any outstanding written judicial order with any private party respecting (A) any Environmental Law or (B) any Environmental Claim;

                    (4)  neither the Company nor any of its
          Subsidiaries has any contingent obligation in connection with any Release of any Hazardous
          Material by the Company or any of its
          Subsidiaries that could have a material adverse effect on the financial condition or operations of the Company;

                    (5)  except in the ordinary course of
          its business and in compliance with all
          Environmental Laws, (i) neither the Company nor any of its Subsidiaries nor any predecessor of the Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment or disposal of any Hazardous Material at any facility, and (ii) none of the Company's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts
          260-270 or any state equivalent or of any other
          Hazardous Material;

                    (6)  to the best knowledge of the
          Company, no Hazardous Material exists on, under or around any facility in a manner that could give rise to an Environmental Claim resulting in a material adverse effect on the financial condition or operations of the Company, and neither the Company nor any of its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that could give rise to an Environmental Claim resulting in a material adverse effect on the financial condition or operations of the Company;

                    (7)  to the best knowledge of the
          Company, neither the Company nor any of its Subsidiaries (nor any of their respective predecessors) has disposed of any Hazardous
          Material in a manner that may give rise to an Environmental Claim resulting in a material adverse effect on the financial condition or operations of the Company; and

                    (8)  neither the Company nor any of its
          Subsidiaries maintains any underground storage tanks or surface impoundments in a manner that may give rise to an Environmental Claim resulting in a material adverse effect on the financial condition or operations of the Company.

V.               COVENANTS OF THE COMPANY

          V.01.       Affirmative Covenants.  So long as (i) the
Commitment Termination Date has not yet occurred, (ii) any drawing is available under the Letter of Credit, or (iii) the Company shall have any obligation to pay any amount to the Bank hereunder, the Company shall, unless the Bank shall otherwise consent in writing:

               (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent that any such non-compliance would not, individually or in the aggregate, materially adversely affect the financial condition, results of operations, operations, business or credit of the Company or its ability to perform its obligations hereunder or under any Related Document to which it is or is to be a party, except to the extent that compliance with or payment of any of the foregoing is then being contested in good faith and by appropriate proceedings and against which adequate reserves in accordance with generally accepted accounting principles are being maintained.

               (b) Visitation Rights. Subject to contractual or statutory limitations regarding confidential or proprietary information, at any reasonable time and from time to time, permit the Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries, with any of their respective officers or directors or with the independent auditors of the Company;
     provided, however, that the Company and its Subsidiaries may restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security. The Bank will treat any information concerning the Company or any of its Subsidiaries obtained by the Bank pursuant to this Section 5.01(b) that is not contained in a report or other document filed with the Securities and Exchange Commission, distributed by the Company or any of its Subsidiaries to its shareholders or otherwise available to the public generally, to the extent permitted by law and except as may be required by valid subpoena or in the normal course of business operations of the Bank, as is customary for the Bank to treat such confidential information.

               (c) Reporting Requirements. Furnish to the Bank the following:

                       (i) as soon as possible and in any event within two Business Days after the occurrence of each Event of Default and each event which, with the giving of notice, lapse of time, or both, would constitute any such Event of Default, the statement of an Authorized Representative of the Company setting forth details of such Event of Default or event and the action which the Company has taken and proposes to take with respect thereto;

                       (ii) as soon as available and in any event within 60 days after the close of each of the first three quarters in each fiscal year of the Company, or 15 days after the date on which the Company's quarterly report for such fiscal quarterly period is required to be filed with the Securities Exchange Commission, whichever is later:

                         (1) an unaudited balance sheet of the Company as
               at the end of such quarter and statements of income and retained earnings of the Company for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, fairly presenting the financial condition of the Company as at such date and the results of operations of the Company for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer (or the designee of such officer) of the Company as having been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted therein (it being understood and agreed that the delivery by the Company to the Bank within such time period specified above of the Company's Quarterly Report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, containing such balance sheet and statements shall be deemed to satisfy the requirements of this subparagraph (A)); and

                         (2) a certificate of the chief financial officer
               or Treasurer (or the designee of either such officer) of the Company stating whether he or she has any knowledge of the occurrence at any time prior to the date of such certificate of any Event of Default not previously reported pursuant to the provisions of paragraph (i) of this subsection (c), or of the occurrence at any time prior to such date of any event, except events previously reported pursuant to the provisions of paragraph (i) of this subsection (c) and remedied, which, with notice or lapse of time, or both, would constitute an Event of Default and, if so, setting forth the details of such Event of Default or event and the action which the Company has taken and proposes to take with respect thereto;

                       (iii) (A) as soon as available and in any event within 105 days after the end of each fiscal year of the Company, or 15 days after the date on which its annual report for such fiscal year is required to be filed with the Securities and Exchange Commission, whichever is later, a copy of the annual report for such year for the Company, containing financial statements for such year certified in a manner acceptable to the Bank by Deloitte & Touche LLP or other independent public accountants acceptable to the Bank
          (it being understood and agreed that the delivery by the Company to the Bank within such time period specified above of the Company's Annual Report on Form 10-K for such year, as filed with the Securities and Exchange Commission, containing such financial statements shall be deemed to satisfy the requirements of this subparagraph (A)), and (B) a certificate of the chief financial officer or Treasurer
          (or the designee of either such officer) of the Company stating whether he or she has any knowledge of the occurrence at any time prior to the date of such certificate of any Event of Default not previously reported pursuant to the provisions of paragraph (i) of this subsection (c), or of the occurrence at any time prior to such date of any such event, except events previously reported pursuant to the provisions of paragraph (i) of this subsection (c) and remedied, which, with notice or lapse of time, or both, would constitute an Event of Default and, if so, setting forth the details of such Event of Default or event and the action which the Company has taken and proposes to take with respect thereto;

                       (iv) promptly after the sending or filing thereof, (A) copies of all reports which the Company sends to its security holders (other than to employees of the Company concerning stock option plans, dividend investment plans and other similar reports) and (B) copies of all reports which the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                       (v) as soon as possible and in any event (i) within 30 days after the Company or any Significant Subsidiary of the Company or any Affiliate knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event has occurred and (ii) within ten days after the Company or any Significant
          Subsidiary of the Company or any Affiliate knows or has reason to know that any other Termination Event has occurred, a statement of the chief financial officer (or the designee of such officer) of the Company describing such Termination Event and the action, if any, which the Company, such Significant Subsidiary or such Affiliate is required or proposes to take with respect thereto;

                       (vi) copies of any notice required or proposed to be given to or filed with or by the Company, any Significant Subsidiary of the Company, any Affiliate, the PBGC, a Plan participant or the Plan administrator with respect to any such Termination Event;

                       (vii) promptly and in any event within ten
          Business Days after the required filing date thereof with the Internal Revenue Service, copies of each annual report (Form 5500 Series) (including any required statements, schedules and other information) with respect to each Plan;

                       (viii)  promptly and in any event within ten
          Business Days after the Company, any Significant Subsidiary of the Company or any Affiliate knows or has reason to know of any of the following, a statement of the chief financial officer of the Company describing such occurrence together with any notices required or proposed to be given to or filed with or by the Company, the Significant Subsidiary, the Affiliate, the PBGC, a Multiemployer Plan participant or the Multiemployer Plan sponsor with respect thereto: (A) the Company, any Significant Subsidiary of the Company or any Affiliate will or may reasonably be expected to incur any liability to or on account of withdrawal from a Multiemployer Plan pursuant to Section 4201, 4202, 4204 or 4212 of ERISA, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization, declared insolvent or partitioned within the meaning of Title IV of ERISA, (C) the termination or expected termination of a Multiemployer Plan within the meaning of Title IV of ERISA,
          (D) that proceedings may be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Multiemployer Plan, or (E) the amount of liability incurred, or expected to be incurred, by the Company, any Significant Subsidiary of the Company or any Affiliate in connection with any event described in clause (A), (B), (C) or (D) above;

                    (ix) promptly and in any event within ten Business Days after the Company, any Significant Subsidiary of the Company or any Affiliate knows or has reason to know that it has incurred or could reasonably expect to incur material liability under Title IV of ERISA or pursuant to
          Section 406, 409, 502(i), 502(l) or 515 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code, a statement of the chief financial officer of the Company describing such occurrence and the action, if any, which the Company, such Significant Subsidiary or such Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by the Company, the Significant Subsidiary, the Affiliate, the PBGC, a Plan or a Mulitemployer Plan participant or the Plan or Multiemployer Plan administrator;

                    (x) as soon as possible and in any event within 10 days after the Company or any Significant Subsidiary of the Company or any Affiliate knows or has reason to know of any of the following, a statement of the chief financial officer of the Company describing such occurrence together with any notices required or proposed to be given to or filed with or by the Company, the Significant Subsidiary, the Affiliate, the PBGC, a Plan or Multiemployer Plan sponsor with respect thereto: (A) that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard
          (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan or a Multiemployer Plan;
          (B) that a contribution required to be made to a Plan or a Multiemployer Plan has not been timely made; (C) that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; or (D) that the Company or any Significant Subsidiary of the Company may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees
          (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) which, when expressed as a present value amount, exceeds the present value of the liability that existed on the date hereof pursuant to any such plan or plans by more than $25,000,000 (such present value amounts being determined pursuant to the actuarial assumptions and methods utilized by the Company for such purposes, which are, individually and in the aggregate, reasonable);

                    (xi) promptly and in any event within ten Business Days after receipt thereof by the Company, any Significant
          Subsidiary of the Company or any Affiliate, copies of any material notices (not otherwise required to be furnished to the Bank under this Section 5.01(c)) received by the Company, such Significant Subsidiary of the Company or such Affiliate with respect to any Plan or Multiemployer Plan, the contents of which indicate the incurrence or reasonable likelihood of incurrence of material liability by the Company, such Significant Subsidiary or such Affiliate;

                    (xii) promptly and in each case within five Business Days following the effectiveness thereof, copies of each amendment, waiver, consent or other modification to the Master Restructuring Agreement or the Company Mortgage; and

                    (xiii) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Bank may from time to time reasonably request.

               (d) Maintenance of Insurance. Maintain, and cause each of its Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations, or through its own program of self-insurance as is customarily maintained by corporations engaged in the same or similar business similarly situated, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Significant Subsidiary operates and, upon the written request of the Bank, (1) deliver to the Bank a certificate of an authorized representative of the Company specifying the details of such insurance in effect or (2) cause its insurance agent to deliver to the Bank a certificate specifying the details of such insurance in effect.

               (e) Preservation of Corporate Existence, Etc. Except to the extent permitted by Section 5.02(b), preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, its corporate existence, rights
     (charter and statutory), franchises and, to the extent required in connection with its operations, foreign qualifications, unless the failure to so preserve and maintain such rights, franchises or qualifications would not have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Company and its Significant Subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement or any Related Document.

               (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles.

               (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Significant Subsidiaries to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, that the Company or any of its Significant Subsidiaries may discontinue the operation of any of its properties to the extent, in the judgment of the Company, it is no longer advisable to operate them from a financial or safety viewpoint or to the extent permitted by 5.02(a).

               (h) Performance and Compliance with Other Covenants. Perform and comply with each of the covenants to be performed by the Company, as set forth in the Related
     Documents, without giving effect to any subsequent amendment, modification or termination thereof after the date hereof, unless such amendment, modification, or termination was consented to by the Bank.

          V.02. Negative Covenants. So long as (i) the Commitment Termination Date has not yet occurred, (ii) any drawing is available under the Letter of Credit, or (iii) the Company shall have any obligation to pay any amount to the Bank hereunder, the Company will not, without the written consent of the Bank:

               (a) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, directly or indirectly, whether in one transaction or in a series of transactions, all or substantially all of the assets of the Company, except (i) in the ordinary course of business as presently conducted or (ii) in a transaction not prohibited by subsection (b) below.

               (b) Mergers, Etc. Merge or consolidate with or into, or acquire all of the assets of, any other Person, except that (i) the Company may acquire all the assets of any Subsidiary, (ii) any Subsidiary may merge or consolidate with or into, or acquire assets from, any other Subsidiary,
     (iii) any Subsidiary may merge into the Company and (iv) the Company may merge or consolidate with or into, and any Subsidiary may merge or consolidate with or into, any other Person; provided, however, that (A) in the case of any such merger, consolidation or acquisition, both immediately before and after giving effect thereto, no Event of Default or event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing and (B) in the case of any merger to which the Company is a party, either the Company is the surviving corporation or the corporation into which the Company shall be merged or consolidated shall assume the Company's obligations under this Agreement and the Related Documents to which it is, or is to be, a party in a writing in form and substance satisfactory to the Bank.

               (c) Related Documents. Amend or modify any Related Document to which the Company is or is to be a party or consent to any amendment or modification of any Related
     Document to which the Company is not or is not to be a party.

               (d) Compliance with ERISA. (i) Terminate, or permit any Significant Subsidiary of the Company or any Affiliate to terminate, any Plan so as to result in any material (in the reasonable opinion of the Bank) liability of the Company or any Significant Subsidiary of the Company, or
     (ii) permit to exist any occurrence of any Reportable
     Event, or any other event or condition, which may reasonably be expected (in the opinion of the Bank) to present a material risk of a Plan termination by the PBGC.

               (e) Successors. Appoint, or agree to the appointment of, a successor Trustee, Tender Agent or Remarketing Agent without the consent of the Bank.

               (f) Employment. Employ as an employee, agent or, with respect to the subject matter of the Related
     Documents, a consultant, any person actually known by the Company to be significantly involved in initiating, negotiating, securing, drafting or creating any such Related Documents on behalf of the Issuer within three years from the execution thereof, unless a waiver is provided by the Issuer.

VI.                 EVENTS OF DEFAULT

          VI.01. Events of Default. The occurrence of any of the following events shall be an "Event of Default" hereunder:

               (a) The Company shall fail to pay any principal amount when due; or the Company shall fail to pay any interest amount or any other amount payable under any provision of Article II within five days after any such interest or other amount becomes due; or

               (b) Any representation or warranty made, or deemed made, by the Company herein or by the Company (or any of its officers) in connection with this Agreement or any of the Related Documents shall prove to have been incorrect in any material respect when made or deemed made; or

               (c) The Company shall fail to perform or observe any of its covenants and agreements contained in Section 5.02 hereof; or

               (d) The Company shall fail to perform or observe any other covenant or agreement contained in this Agreement or the Custodian Agreement and, in any such case, such failure shall continue for thirty Business Days after written notice thereof from the Bank to the Company; or

               (e) An Event of Default, as defined in the Master Restructuring Agreement, shall occur and be continuing under the Master Restructuring Agreement; or

               (f) The Company shall (i) fail to make any payment, equal to or exceeding (individually or in the aggregate)
     $10,000,000, of any Debt (excluding Debt under this Agreement) of the Company, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed, and such failure continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of any Debt, the unpaid principal amount of which (individually or in the aggregate) then equals or exceeds $10,000,000; or

               (g) A judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or
     (ii) there shall be any period of 90 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

               (h) Any approval of the ACC (including the ACC Order) or any governmental body, public board or public body related to this Agreement, the Custodian Agreement or any of the Related Documents shall be modified, rescinded, revoked or set aside or otherwise cease to remain in full force and effect, and as a result thereof, the ability of the Company to perform its obligations hereunder, in the Bank's sole discretion, shall be adversely affected, or shall otherwise not authorize the entirety of the Advances and other amounts outstanding hereunder; or

               (i) Any provision of this Agreement, the Custodian Agreement or any other Related Document shall at any time for any reason cease to be valid and binding on the Company, or shall be declared to be null and void, or the validity or enforceability thereof shall be denied or contested by the Company, or a proceeding shall be commenced by any governmental agency or authority having jurisdiction over the Company seeking to establish the invalidity or unenforceability thereof, or the Company shall deny that it has any further liability or obligation thereunder; or

               (j) Any one or more of the events described in paragraphs (i) through (ix) below shall have occurred and there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; which lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Bank, could reasonably be expected to have a material adverse effect upon the business, operations, condition (financial or otherwise) or prospects of the Company:

                    (i)   any Termination Event shall have occurred;

                    (ii) the Company or any Significant Subsidiary of the Company or any Affiliate shall have incurred or is likely to incur a withdrawal liability with respect to any Multiemployer Plan;

                    (iii) any Multiemployer Plan shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA;

                    (iv) any Multiemployer Plan shall have had or is likely to have a trustee appointed by the PBGC or a court of competent jurisdiction to administer such Multiemployer
          Plan;

                    (v) the Company or any Significant Subsidiary of the Company or any Affiliate shall incur or shall be likely to incur liability pursuant to any one or more of Title IV of ERISA or pursuant to Section 406, 409, 502(i), 502(l) or
          515 of ERISA or Section 401(a)(29), 4971 or 4975 of the
          Code;

                    (vi) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code;

                    (vii)      any Plan shall have an Unfunded Current
          Liability;

                    (viii) a contribution required to be made to a Plan or a Multiemployer Plan has not been timely made; or

                    (ix) the Company or any Significant Subsidiary of the Company has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA); or

               (k) The Company or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Company or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (k); or

               (l) The Company Mortgage, including the Supplement to Company Mortgage, or the First Mortgage Bonds shall cease to be in full force and effect, or shall cease to provide the Liens, rights, powers and privileges purported to be created thereby, or the Company, or any Authorized
     Representative of the Company, shall deny or disaffirm the Company's obligations under the Company Mortgage, including the Supplement to Company Mortgage, or the First Mortgage
     Bonds; or

          VI.02. Upon an Event of Default. If any Event of Default shall have occurred and be continuing, the Bank may
(i) if the Letter of Credit shall not have been issued, by notice to the Company declare the Commitment to be terminated, whereupon the same shall forthwith terminate,
(ii) if the Letter of Credit shall have been issued, notify the Trustee of such Event of Default and direct the Trustee either to cause a mandatory tender of all of the Bonds or to cause a mandatory redemption of all of the Bonds and upon such mandatory redemption to terminate the Letter of Credit, and provide a copy of such notice to the Company and the Issuer, (iii) if the Letter of Credit shall have been issued and a drawing to pay interest on the Bonds shall have been made thereunder (other than such a drawing in respect of the payment of interest upon scheduled or accelerated maturity, or redemption, of the Bonds), notify the Trustee prior to the seventh day following such drawing that the Interest Component (as defined in the Letter of Credit) in the amount of such drawing will not be reinstated, (iv) declare the Advances and all other principal amounts outstanding hereunder, all interest thereon and all other amounts payable hereunder to be forthwith due and payable, whereupon the Advances and all other principal amounts outstanding hereunder, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, (v) exercise in respect of the Pledged Bonds, in addition to other rights and remedies provided for herein or in the Custodian
Agreement or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time and (vi) exercise any and all remedies available to the Bank pursuant to the Company Mortgage; provided, however, that in the event an order for relief with respect to the Company under the Federal Bankruptcy Code is entered or sought by the Company, (A) the Commitment and the obligation of the Bank to make Advances shall automatically be terminated, and (B) the Advances and all amounts reimbursable on demand pursuant to Section 2.04, all interest accrued and unpaid thereon and all other amounts payable hereunder shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

VII.                  MISCELLANEOUS

          VII.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          VII.02.     Notices, Etc.  All notices and other
communications provided for hereunder shall be in writing
(including telegraphic communication) and mailed, telecopied, telexed, telegraphed or delivered, if to the Company, to it at its address at 220 West Sixth Street, P.O. BOX 711, Tucson, Arizona 85702, Attention: Mr. Kevin
P. Larson, Treasurer, telecopy no. (520) 884-3888; and if to the Bank, to it at its address at 2029 Century Park
East, Suite 2900, Los Angeles, California 90067, Attention:
Mr. George Chen, telecopy number (310) 551-1537; or, as to each party, at such other address or telecopy number as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied or telegraphed, be effective when deposited in the mails or sent by telecopy or delivered to the telegraph company, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank.

          VII.03. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          VII.04. Right of Set-off. (a) Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent or unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

     (b) The Bank agrees promptly to notify the Company after any such set-off and application referred to in subsection (a) above; provided that the failure to give such notice shall not affect the validity of such set-off and application.

          VII.05.     Indemnification.  The Company hereby
indemnifies and holds the Bank, its officers, directors, employees and agents harmless from and against any and all claims, damages, losses, liabilities, costs and expenses which the Bank may incur or which may be claimed against the Bank, its officers, directors, employees and agents by any Person:

               (a) by reason of or in connection with the execution, delivery or performance of, or the sale or resale of, the Bonds including those resulting from any misstatement in or omission from any official statement or other offering document or supplement thereto relating to the Bonds
     (except any misstatement in or omission resulting from information furnished in writing by the Bank expressly for inclusion in such offering documents), the Indenture, the Loan Agreement, any other Related Document or any transaction contemplated thereby, other than as specified in subsection (b) below; or

               (b) by reason of or in connection with the execution and delivery, transfer or use of the proceeds of, or payment or failure to make payment under, the Letter of Credit; provided, however, that the Company shall not be required to indemnify the Bank pursuant to this Section
     7.05(b) for any claims, damages, losses, liabilities, costs or expenses to the extent caused by (i) the Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit are genuine or comply with the terms of the Letter of Credit or (ii) the Bank's willful or grossly negligent failure to make lawful payment under the Letter of Credit after the presentation to it by the Trustee under the Indenture of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit.

               (c) The Company will also indemnify and hold harmless the Bank from and against all losses and reasonable costs or expenses which the Bank may incur by reason of either
     (i) any failure of the Remarketing Agent to pay when due the purchase price of any Bond for which the Remarketing
     Agent has given the notice referred to in alternate 2 of paragraph (1) of Exhibit 4 of the Letter of Credit and/or
     (ii) any failure by the Trustee promptly to turn over to the Bank in accordance with the provisions of the Indenture the proceeds from the sale of any such Bond received from the Remarketing Agent. The Company shall pay to the Bank any such amounts not paid by the Remarketing Agent or the Trustee, as the case may be, upon demand.

Nothing in this Section 7.05 is intended to limit the Company's obligations contained in Article II. Without prejudice to the survival of any other obligation of the Company hereunder, the indemnities and obligations of the Company contained in this Section 7.05 shall survive the payment in full of amounts payable pursuant to Article II and the termination of the Letter of Credit.

          VII.06. Bank Not Liable. (a) The Company assumes all risks of the acts or omissions of the Trustee, the Remarketing Agent and any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any acts or omissions of the Trustee and any other beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Company shall have a claim against the Bank, and the Bank shall be liable to the Company, to the extent of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by (i) the Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit are genuine or comply with the terms of the Letter of Credit or
(ii) the Bank's willful or grossly negligent failure to make lawful payment under the Letter of Credit after the presentation to it by the Trustee under the Indenture of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept original or facsimile (including telecopy) sight drafts and accompanying certificates presented under the Letter of Credit that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          (b) The Bank shall not have any liability to the Company, and the obligations of the Company under this Agreement shall not be affected by (1) the form, sufficiency, correctness, validity, genuineness and legal effect of any drafts, demands and other documents, instruments and other papers relating thereto, (2) the good faith and acts of any Person, (3) the existence, form, sufficiency and breach of contracts of any nature whatsoever, including the Related Documents, (4) the solvency, standing and responsibility of any Person, (5) any delay in giving or failure to give any notice, demand or protest, (6) failure of any Person to comply with the terms of the Letter of Credit, (7) errors, omissions or delays in or nondelivery of any message, however sent, and
(8) any other error, neglect or omission, except as provided in the last sentence of paragraph (a) of this Section.

          (c) The Bank shall not have any liability to the Company for, and the Company waives any right to object to, payment made under the Letter of Credit against a demand varying in punctuation, capitalization, spelling or similar matters of form. The determination whether a demand has been made before the expiration of the Letter of Credit and whether a demand is in proper and sufficient form for compliance with the Letter of Credit shall be made by the Bank in its sole discretion, which determination shall be conclusive and binding upon the Company except as otherwise expressly provided in this Agreement.

          VII.07. Costs, Expenses and Taxes. The Company agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration (including any amendment or waiver) of this Agreement and any other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement and such other documents which may be delivered in connection with this Agreement and all costs and expenses (including counsel fees and expenses) in connection with (i) the enforcement
(whether through negotiations, legal proceedings or otherwise) of this Agreement and such other documents which may be delivered in connection with this Agreement or
(ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Bank from paying any amount under the Letter of Credit. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the Letter of Credit or any of such other documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

          VII.08. Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by the Company and the Bank and thereafter shall be binding upon and inure to the benefit of the Company and the Bank and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

          VII.09. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

          VII.010. Governing Law; Submission to Jurisdiction; etc. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Any action or proceeding arising out of or relating to this Agreement or the Letter of Credit shall be heard and determined in an appropriate state or federal court in the State of New York. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Company also irrevo cably consents to the service of any and all process in any such suit, action or proceeding by mailing of copies of such process to the Company at its address provided in
Section 7.02. The Company agrees that a final judgment not stayed in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section 7.10 shall be by certified mail, return receipt requested. Nothing in this Section
7.10 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any suit, action or proceeding against the Company or its property in the courts of any other jurisdiction.

          VII.011. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          VII.012. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

          VII.013. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN
CONNECTION WITH THIS AGREEMENT. THE PARTIES HERETO (a) CERTIFY THAT NO REPRESENTATIVE OR ATTORNEY OF ANY OTHER
PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (b) ACKNOWLEDGE THAT THEY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL
WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

          VII.014. Assignment and Participation. (a) The Bank may with the consent of the Company (which consent may not be unreasonably withheld) assign to one or more financial institutions all, or a proportional part of all, of its rights and obligations under this Agreement, as such assignee shall assume such rights and obligations. Upon any such assignment the assignee shall become a party to this Agreement, shall be a "Bank" hereunder and shall be entitled to all of the rights and benefits hereunder
(including, without limitation, the rights set forth in Sections 2.07, 2.08, 2.14, 7.04, 7.05 and 7.07).

          (b)  The Bank may, with the consent of the
Company (which consent may not be unreasonably withheld), sell participations to one or more banks or other financial institutions (each a "Participant") in all or a portion of its rights and obligations under this Agreement; provided, however, (1) the Bank's obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible to the Company for the performance of such obligations, (iii) except as expressly set forth herein, any such Participant shall be entitled to the benefit of the cost and fee protection and indemnification provisions contained in Sections 2.07, 2.08, 2.14, 7.04, 7.05 and 7.07 to the same extent as if the Participant were the Bank hereunder, and (iv) the Trustee and the Issuer shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement and the Related Documents and the Bank shall retain the sole right to approve any amendment, modification or waiver of any provisions of this Agreement or any Related Document (other than amendments, modifications, releases or waivers with respect to any amounts payable hereunder or the amount of principal of or the rate at which interest is payable hereunder or the dates fixed for payments of interest or fees, or the termination of, or any change to the Stated Amount).

          (c) The Bank may disclose to any assignee or Participant or proposed assignee or Participant any information that the Company has delivered or is required to deliver to the Bank pursuant to this Agreement or the other Related Documents.

          VII.015.       Beneficiaries.  This Agreement is made
solely for the benefit of the Bank, its successors and assigns, and the Company, its successors and assigns and no other Person shall have any right, benefit or interest under or because of the existence of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the date first above written.


TUCSON ELECTRIC POWER COMPANY



By________________________

Title:




SOCIETE GENERALE, LOS ANGELES
                              BRANCH



By________________________

Title:

                     Schedule 4.01(v)

                [Environmental Disclosure]

                                                 SCHEDULE 4.01(v)



(2)(B). The Company received a letter requesting certain information pursuant to CERCLA Section 104 on March 17, 1994 from the Arizona Dept. of Environmental Quality (ADEQ). This request dealt with a parcel that had been owned by the Company's predecessor, Tucson Gas & Electric (TG&E), from 1974 to 1984. This parcel, and other nearby non-Company parcels, had received some dumping of processed aluminum airplane parts ("dross") in the late 1960's. ADEQ had inspected the property in 1987 and issued a report in 1988, with no other activity apparent until the ADEQ request letter of 1994.
           TG&E  conducted  no  activities  on  this  undeveloped
3)(A). The Company is subject to a Consent Judgment with the Arizona Dept. of Environmental Quality (ADEQ) dated September 12, 1995, concerning the Springerville Generating Station (SGS) in Apache County, Arizona. No judgment of any actual violations was entered as part of this voluntary order, which centered on tests and inspections conducted in July 1993; rather, the Company agreed to perform quarterly (rather than annual) particulate air quality tests on SGS Unit 2 for a period of one year, and to submit written plans for 1) additional particulate reductions at SGS, and 2) providing for backup ambient monitors in the event of equipment failure.
           Both written plans were duly submitted to ADEQ on October 12, 1995, and two of the four quarters' testing have been successfully completed to date. After two more quarterly tests are completed, the Company may apply to the Maricopa County Superior Court for an order terminating the agreement.


(5). The Company is a generator of hazardous waste at both its Irvington and Springerville Generation Stations. Both operations are registered with the Arizona Dept. of Environmental Quality as Small Quantity Generators, and neither site has any outstanding notices of violation for hazardous waste activities. The treatment, storage, and disposal of these wastes are conducted off-site by other parties under contract with the Company.


                                                  EXHIBIT A



                 FORM OF LETTER OF CREDIT


          IRREVOCABLE DIRECT-PAY LETTER OF CREDIT
                         NO. 40054



                                                May 1, 1996



First Trust of New York,
     National Association
100 Wall Street, Suite 1600
New York, New York 10005
Attention: Corporate Trust Administration



Dear Sir or Madam:

          We hereby establish, at the request and for the account of Tucson Electric Power Company (the "Company"), in your favor, as Trustee under the Indenture of Trust, dated as of May 1, 1996 (the "Indenture"), by and between Coconino County, Arizona Pollution Control Corporation (the
"Issuer") and you, as Trustee, pursuant to which $14,700,000 in aggregate principal amount of the Issuer's
Pollution Control Refunding Revenue Bonds, 1996 Series B
(Tucson Electric Power Company Project) (the "Bonds"), are being issued, our Irrevocable Letter of Credit No. 40054 in the amount of $16,149,864 (subject to reduction and reinstatement as provided below).

          (a) Cancellation Date. This Letter of Credit shall expire on the earliest to occur of (i) April 30, 1999 (the
"Stated Termination Date"),/1 (ii) the date upon which we honor a draft accompanying a written and completed certificate signed by you in substantially the form of
Exhibit 1 or Exhibit 3 attached hereto, and stating therein that such draft is the final draft to be drawn under this Letter of Credit and that, upon the honoring of such draft, this Letter of Credit will expire in accordance with its terms and (iii) the date upon which we receive a written certificate signed by you and stating therein that either
(a) no Bonds are Outstanding (as defined in the Indenture) or (b) the Letter of Credit is being Terminated (as defined in the Indenture) without a mandatory purchase of the Bonds
(such earliest date being the "Cancellation Date").

          As used herein, "business day" shall mean any day on which banks are not required or authorized by law to close in New York City, in the city in which the principal office of the Trustee is located or Los Angeles, California and on which the New York Stock Exchange is not closed.

          (b) Principal and Interest Components. The aggregate amount which may be drawn under this Letter of Credit, subject to reductions in amount and reinstatement as provided below, is $16,149,864 (Sixteen Million One Hundred
Forty-Nine Thousand Eight Hundred Sixty-Four Dollars), of which the aggregate amounts set forth below may be drawn as indicated.

                  (i) An aggregate amount not exceeding $14,700,000 (Fourteen Million Seven Hundred Thousand Dollars), as such amount may be reduced and restored as provided below, may be drawn in respect of payment of principal (whether upon scheduled or accelerated maturity, or upon redemption) of the Bonds or the portion of the purchase price of Bonds corresponding to principal (the "Principal Component").

                  (ii) An aggregate amount not exceeding $1,449,864 (One Million Four Hundred Forty-Nine Thousand Eight Hundred Sixty-Four Dollars), as such amount may be reduced and restored as provided below, may be drawn in respect of payment of interest on the Bonds or the portion of the purchase price of Bonds corresponding to interest, but not more than an amount equal to accrued interest on the Bonds for the period of 300 days immediately preceding the date of such drawing at a maximum rate of twelve percent (12%) per annum calculated on the basis of a year of 365 days
          (the "Interest Component").

          (c) Drawings. Funds under this Letter of Credit are available to you against (i) your draft payable on the date such draft is drawn on us, stating on its face: "Drawn under Irrevocable Letter of Credit No. 40054, dated May 1,
1996", and (ii) the appropriate certificate specified below, duly executed by you and appropriately completed.

                               Exhibit Setting Forth
   Type of Drawing           Form of Certificate Required
Drawing in respect of                Exhibit 1
regularly scheduled
interest payment or
payment of principal of
and interest on the Bonds
upon scheduled or
accelerated maturity
Tender Drawing (as                   Exhibit 2
hereinafter defined)
Redemption/Mandatory                 Exhibit 3
Purchase Drawing (as
hereinafter defined)

          Drafts and certificates hereunder shall be dated the date of presentation and shall be presented to Societe
Generale, Los Angeles Branch, Letter of Credit Department,
Attention:  Ms. Minerva Arvisu, 2029 Century Park East,
Suite 2900, Los Angeles, California 90067 (or at such other office as we may designate by written notice to you) or by facsimile transmission received by us at the following telephone number: (310) 203-0539 (or at such other telephone number as we may designate by written notice to you) subsequently confirmed in writing. If we receive your draft(s) and certificate(s) at such office, all in strict conformity with the terms and conditions of this Letter of Credit, (A) with respect to a drawing in respect of a regularly scheduled interest payment or payment of principal of and interest on the Bonds upon scheduled maturity, on a business day on or before the day before the Cancellation Date, if such draft(s) are received prior to the close of business on such day, we will honor such draft(s) at or before 12:00 noon (Los Angeles time) on the next business day and (B) with respect to a drawing in respect of principal and interest on the Bonds upon accelerated maturity, Tender Drawings and
Redemption/Mandatory Purchase Drawings, at or before 9:00 a.m. (Los Angeles time), on a business day on or before the Cancellation Date, we will honor such draft(s) at or before 12:00 noon (Los Angeles time) on the same business day to your order in accordance with your payment instructions;
and draft(s) so received following 9:00 a.m. (Los Angeles time) will be so honored at or before 10:00 a.m. (Los
Angeles time) on the next business day (notwithstanding that such prior business day may have been the Cancellation
Date). If you request, by written notice to us delivered in a timely fashion, payment under this Letter of Credit will be made by wire transfer of federal funds to your account with any bank that is a member of the Federal
Reserve System, or by deposit of immediately available funds into a designated account that you maintain with us.
All payments made by us under this Letter of Credit will be made with our own funds and not with any funds of the Company or the Issuer.

          (d)       Reductions.  The Principal Component and the
Interest Component shall be reduced immediately following
(i) our honoring any draft drawn hereunder (a) to pay principal of, or interest on, the Bonds or to pay the principal of, or interest on, Bonds that are subject to redemption by the Company pursuant to Section 3.01 of the Indenture or the purchase price of Bonds that are subject to mandatory purchase by the Company pursuant to Section
2.02(h) of the Indenture (any such drawing in respect of the payment of principal of and interest, if any, on the Bonds upon redemption of the Bonds in whole or in part or the purchase price of Bonds that are so subject to mandatory purchase by the Company being a "Redemption/Mandatory Purchase Drawing"), or (b) to pay the purchase price of Bonds that are purchased pursuant to an election by the holders thereof pursuant to Section 2.02(g) of the Indenture (any such drawing in respect of the circumstances referred to in this clause (ii) being a "Tender Drawing"), in each case by an amount equal to the respective component of the amount of such draft and (ii) our receipt of a written certificate from you stating the principal amount of Bonds which have been defeased in an amount equal to such principal amount plus the amount of interest, calculated in accordance with this Letter of Credit, with respect to such principal amount.

          (e) Reinstatement. On the eighth day (provided that if such day is not a business day, then on the next succeeding business day) following each drawing under this Letter of Credit to pay interest on the Bonds, the amount so drawn shall be reinstated to the Interest Component unless you shall have theretofore received written notice from us by the seventh day following such drawing that we will not reinstate this Letter of Credit in the amount of such drawing because (i) we have not been reimbursed in full by the Company for the amount of such drawing, together with interest, if any, owing thereon pursuant to the Letter of Credit and Reimbursement Agreement, dated as of May 1, 1996 (the "Reimbursement Agreement"), between the
Company and us, (ii) a previous drawing has been made under this Letter of Credit for which we have not been reimbursed, or (iii) an Event of Default under the Reimbursement Agreement has occurred and is then continuing.

          When we have been reimbursed by or for the account of the Company in respect of the principal amount of any Tender Drawing or Redemption/Mandatory Purchase
Drawing, owing thereon pursuant to the Reimbursement
Agreement, the amounts of which we have been reimbursed in respect of such Tender Drawing or Redemption/Mandatory
Purchase Drawing shall be reinstated to the Principal
Component.

          (f) Notices. Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at 2029 Century Park East, Suite 2900, Los Angeles,
California 90067, Attention: Ms. Minerva Arvisu (or at such other office as we may designate by written notice to you) or by facsimile transmission received by us at the following telephone number: (310) 203-0539 (or at such other telephone number as we may designate by written notice to you) specifically referring to the number of this Letter of Credit.

          (g) Transfer. This Letter of Credit is transferable in its entirety (but not in part) to any transferee who has succeeded you as Trustee under the Indenture and may be successively so transferred. Transfer of the available balance under this Letter of Credit to such transferee shall be effected by the presentation to us of this Letter of Credit accompanied by a certificate substantially in the form set forth in Exhibit 4.

          (h) Governing Laws, Etc. This Letter of Credit shall be governed by and construed in accordance with the laws of the State of New York, including the Uniform Commercial
Code as in effect in the State of New York. This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Bonds, the Indenture and the Reimbursement Agreement), except only the certificates and the drafts referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such certificates and such drafts. Whenever and wherever the terms of this Letter of Credit shall refer to the purpose of a draft hereunder, or the provisions of any agreement or document pursuant to which such draft may be presented hereunder, such purpose or provisions shall be conclusively determined by reference to the certificate accompanying such draft; in furtherance of this sentence, whether any drawing is in respect of payment of regularly scheduled interest on the Bonds or of principal of or interest on the Bonds upon scheduled or accelerated maturity or is a Tender
Drawing or a Redemption/Mandatory Purchase Drawing shall be conclusively determined by reference to the certificate accompanying such drawing.


Very truly yours,


SOCIETE GENERALE, LOS ANGELES
                              BRANCH



By___________________________

Title:

                                            EXHIBIT 1
                                    TO THE LETTER OF CREDIT



           CERTIFICATE FOR DRAWING IN RESPECT OF
          REGULARLY SCHEDULED INTEREST PAYMENT OR
        PAYMENT OF PRINCIPAL OF AND INTEREST ON THE
       BONDS UPON SCHEDULED OR ACCELERATED MATURITY
                       OF THE BONDS



          The undersigned, a duly authorized officer of First Trust of New York, National Association (the
"Trustee"), hereby certifies as follows to Societe
Generale, Los Angeles Branch (the "Bank"), with reference to Irrevocable Letter of Credit No. 40054 (the "Letter of
Credit") issued by the Bank in favor of the Trustee. Terms defined in the Letter of Credit and used but not defined herein shall have the meanings given them in the Letter of Credit.

          (i) The Trustee is the Trustee under the Indenture for the holders of the Bonds.
(j)
          (j) The Trustee is making a drawing under the Letter of Credit in respect of [a regularly scheduled interest payment]/2 [the payment of principal of and interest on the Bonds upon the scheduled or accelerated maturity of the Bonds]/3. Such Bonds are not registered in the name of the Company or the Issuer and are not held or required to be held by the Trustee for the account of the Company or the Issuer pursuant to the Indenture.

          (k) The respective amounts of principal of and interest on the Bonds which are due and payable (or which have been declared to be due and payable) and with respect to the payment of which the Trustee does not have available amounts that, pursuant to Section 4.04(a) of the Indenture, are to be applied to such payment prior to moneys drawn under the Letter of Credit are as follows, and the amount of the draft accompanying this Certificate does not exceed the sum of such amounts:

               Principal:  $_________________

               Interest:   $_________________

          (l) The portion of the amount of the draft accompanying this Certificate being drawn in respect of payment of principal of the Bonds, as indicated in paragraph (3), above, does not exceed the Principal Component of the Letter of Credit, and the portion of the amount of the draft accompanying this Certificate being drawn in respect of payment of interest on the Bonds, as indicated in paragraph (3), above, does not exceed the Interest Component of the Letter of Credit. The respective portions of the amount of the draft accompanying this Certificate in respect of payment of principal of and interest on the Bonds have been computed in accordance with the terms and conditions of the Bonds and the Indenture.

     (m) The draft accompanying this Certificate being presented upon the [scheduled maturity of the Bonds] [accelerated maturity of the Bonds pursuant to Section 9.01 of the Indenture]/4 is the final draft to be drawn under the Letter of Credit in respect of principal of and interest on the Bonds. Upon the honoring of such draft, the Letter of Credit will expire in accordance with its terms. Following application of the proceeds of this drawing, no Bonds will be Outstanding (as defined in the Indenture).]/5

          IN WITNESS WHEREOF, the Trustee has executed and
delivered this Certificate as of the ____ day of _________
____.


FIRST TRUST OF NEW YORK,

NATIONAL ASSOCIATION,
                                as Trustee



By_________________________

Title:

                                            EXHIBIT 2
                                    TO THE LETTER OF CREDIT



              CERTIFICATE FOR TENDER DRAWING
                 UPON BONDHOLDER ELECTION



          The undersigned, a duly authorized officer of First Trust of New York, National Association (the
"Trustee"), hereby certifies as follows to Societe
Generale, Los Angeles Branch (the "Bank"), with reference to Irrevocable Letter of Credit No. 40054 (the "Letter of
Credit") issued by the Bank in favor of the Trustee. Terms defined in the Letter of Credit and used but not defined herein shall have the meanings given them in the Letter of Credit.

          (n) The Trustee is the Trustee under the Indenture for the holders of the Bonds.
(o)
     (o) The Trustee is making a Tender Drawing under the Letter of Credit with respect to the purchase price of Bonds delivered pursuant to an election by the holders of the Bonds pursuant to Section 2.02(g) of the Indenture and the Bonds. Such Bonds are not registered in the name of the Company or the Issuer and are not held or required to be held by the Trustee for the account of the Company or the Issuer pursuant to the Indenture./6

          (p) The respective amounts of purchase price corresponding to principal of and accrued interest, if any, on such Bonds and with respect to the payment of which the Tender Agent (as such term is defined in the Indenture) does not have available amounts that, pursuant to Section 13.03(a) of the Indenture, are to be applied to such payment prior to moneys drawn under the Letter of Credit are as follows, and the amount of the draft accompanying this Certificate does not exceed the sum of such amounts:

               Principal:
$______________

               Interest:
$______________

          (q) The portion of the amount of the draft accompanying this Certificate being drawn in respect of purchase price corresponding to principal of the Bonds, as indicated in paragraph (3), above, does not exceed the
          Principal Component of the Letter of Credit, and the portion of the amount of the draft accompanying this Certificate being drawn in respect of purchase price corresponding to interest on the Bonds, as indicated in paragraph (3), above, does not exceed the Interest
Component of the Letter of Credit. The respective portions of the amount of the draft accompanying this Certificate in respect of purchase price corresponding to principal of and interest on such Bonds have been computed in accordance with the terms and conditions of the Bonds and the Indenture.

          IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate as of the ____ day of ___________, ____.


FIRST TRUST OF NEW YORK,

NATIONAL ASSOCIATION,
                                as Trustee



By_________________________

Title:

                                            EXHIBIT 3
                                    TO THE LETTER OF CREDIT



       CERTIFICATE FOR REDEMPTION/MANDATORY PURCHASE
             DRAWING IN RESPECT OF PAYMENT OF
            PRINCIPAL OF AND INTEREST ON BONDS
           UPON REDEMPTION OR MANDATORY PURCHASE



          The undersigned, a duly authorized officer of First Trust of New York, National Association (the
"Trustee"), hereby certifies as follows to Societe
Generale, Los Angeles Branch (the "Bank"), with reference to Irrevocable Letter of Credit No. 40054 (the "Letter of
Credit") issued by the Bank in favor of the Trustee. Terms defined in the Letter of Credit and used but not defined herein shall have the meanings given them in the Letter of Credit.

          (r) The Trustee is the Trustee under the Indenture for the holders of the Bonds.
(s)
          (s)       The Trustee is making a Redemption/Mandatory
Purchase Drawing under the Letter of Credit with respect to [the payment of principal of and accrued interest, if any, on the Bonds upon redemption of the Bonds in accordance with Section 3.01 of the Indenture]/7 [the purchase price of Bonds subject to mandatory purchase by the Company pursuant to Section 2.02(h)[(i)][(ii)][(iii)][(iv)] of the Indenture]./8 Such Bonds are not registered in the name of the Company or the Issuer and are not held or required to be held by the Trustee for the account of the Company or the Issuer pursuant to the Indenture.

     (t) The respective amounts of principal of and interest on the Bonds which are due and payable and with respect to the payment of which the Trustee does not have available amounts that, pursuant to Section 4.04(a) of the Indenture, are to be applied to such payment prior to moneys drawn under the Letter of Credit are as follows, and the amount of the draft accompanying this Certificate does not exceed the sum of such amounts:

               Principal:               $_______________

               Interest:      $_______________]/9

         [(3) The respective amounts of the purchase price corresponding to principal of and accrued interest, if any, on such Bonds and with respect to the payment of which the Trustee does not have available amounts that, pursuant to
Section 4.04(a) of the Indenture, are to be applied to such payment prior to moneys drawn under the Letter of Credit are as follows, and the amount of the draft accompanying this Certificate does not exceed the sum of such amounts:

               Principal:               $_______________

               Interest:      $_______________]/10

     (u)       The portion of the amount of the draft
accompanying this Certificate being drawn in respect of payment of principal of the Bonds, as indicated in paragraph (3), above, does not exceed the Principal
Component of the Letter of Credit, and the portion of the amount of the draft accompanying this Certificate being drawn in respect of payment of interest on the Bonds, as indicated in paragraph (3), above, does not exceed the Interest Component of the Letter of Credit. The respective portions of the amount of the draft accompanying this Certificate in respect of payment of principal of and interest on the Bonds have been computed in accordance with the terms and conditions of the Bonds and the Indenture.]3/

         [(4) The portion of the amount of the draft accompanying this Certificate being drawn in respect of purchase price corresponding to principal of the Bonds, as indicated in paragraph (3), above, does not exceed the Principal Component of the Letter of Credit, and the portion of the amount of the draft accompanying this Certificate being drawn in respect of purchase price corresponding to interest on the Bonds, as indicated in paragraph (3), above, does not exceed the Interest
Component of the Letter of Credit. The respective portions of the amount of the draft accompanying this Certificate in respect of purchase price corresponding to principal of and interest on such Bonds have been computed in accordance with the terms and conditions of the Bonds and the Indenture.]/11

     (v) The draft accompanying this Certificate is the final draft to be drawn under the Letter of Credit in respect of principal of and interest on the Bonds and, upon the honoring of such draft, the Letter of Credit will expire in accordance with its terms. Upon application of the proceeds of this drawing, no Bonds will be Outstanding (as defined in the Indenture).]/12

         [(5) The draft accompanying this Certificate is the final draft to be drawn under the Letter of Credit in respect of the purchase price corresponding to principal of and interest on the Bonds and, upon the honoring of such draft, the Letter of Credit will expire in accordance with its terms.]/13

          IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate as of the _____ day of ____________, ____.


FIRST TRUST OF NEW YORK,

NATIONAL ASSOCIATION,
                                as Trustee



By_________________________

Title:

                                           EXHIBIT 4
                                    TO THE LETTER OF CREDIT



                 INSTRUCTIONS TO TRANSFER



                                       _____________, _____


Re:  Irrevocable Letter of Credit No. 40054


Ladies and Gentlemen:

          The undersigned, as Trustee under the Indenture of Trust by and between Coconino County, Arizona Pollution
Control Corporation (the "Issuer") and First Trust of New
York, National Association, dated as of May 1, 1996, is named as beneficiary in the Letter of Credit referred to above (the "Letter of Credit"). The Transferee named below has succeeded the undersigned as Trustee under such Indenture.


            __________________________________
                   (Name of Transferee)


            __________________________________
                         (Address)

          Therefore, for value received, the undersigned hereby irrevocably instructs you to transfer to such Transferee all rights of the undersigned to draw under the Letter of Credit.

          By this transfer, all rights of the undersigned in the Letter of Credit, and all obligations of the undersigned under the Custodian Agreement, dated as of May
1, 1996, between the undersigned, as "Custodian", and you
(the "Custodian Agreement"), are transferred to such Transferee, and such Transferee shall hereafter have the sole rights as beneficiary under the Letter of Credit and the obligations as "Custodian" under the Custodian
Agreement; provided, however, that no rights shall be deemed to have been transferred to such Transferee until such transfer complies with the requirements of the Letter of Credit pertaining to transfers.

          IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _____ day of ___________, ____.


FIRST TRUST OF NEW YORK,

NATIONAL ASSOCIATION,
                                as Trustee



By__________________________

Title:



          The undersigned, [Name of Transferee], hereby accepts the foregoing transfer of rights under the Letter of Credit and obligations under the Custodian Agreement.


[Name of Transferee]



By__________________________

Title:


Address of Principal

Corporate Trust Office:


[insert address]


                                                  EXHIBIT B



               FORM OF CUSTODIAN AGREEMENT



          THIS CUSTODIAN AGREEMENT (the "Agreement"), dated as of May 1, 1996, is made by and among TUCSON ELECTRIC
POWER COMPANY (the "Company"), FIRST TRUST OF NEW YORK,
NATIONAL ASSOCIATION, as custodian (such entity and any successor custodian hereunder being the "Custodian") and SOCIETE GENERALE, LOS ANGELES BRANCH (the "Bank").

          WHEREAS, at the request of the Company, Coconino
County, Arizona Pollution Control Corporation (the
"Issuer") is issuing $14,700,000 in aggregate principal amount of the Issuer's Pollution Control Refunding Revenue
Bonds, 1996 Series B (Tucson Electric Power Company project) (the "Bonds"), pursuant to an Indenture of Trust, dated as of May 1, 1996 (as amended, modified or supplemented from time to time, the "Indenture"), between the Issuer and First Trust of New York, National
Association, as trustee (such trustee and any successor trustee under the Indenture, in such capacity, being the "Trustee"), for the purpose stated in the Indenture; and

          WHEREAS, to induce the Bank to issue a letter of credit to support certain amounts payable on and in respect of the Bonds (the "Letter of Credit") and to enter into a Letter of Credit and Reimbursement Agreement, dated as of May 1, 1996, between the Bank and the Company relating thereto (the "Reimbursement Agreement"), the Company proposes to pledge the Collateral (as hereinafter defined) and to enter into this Agreement;

          NOW, THEREFORE, the Company, the Custodian and the Bank hereby agree as follows:


                             VIII.

               DEFINITIONS; INTERPRETATION

          VIII.01.    Definitions.  For the purposes of this
Agreement, terms defined in the Reimbursement Agreement and used but not otherwise defined herein have the meanings given them in the Reimbursement Agreement, and the following terms have the meanings indicated:

          "Collateral" means each Pledged Bond, all payments of principal and interest payable on Pledged
Bonds, all of the Company's rights to receive Pledged Bonds and amounts payable thereon and all of the Company's right, title and interest in and to Pledged Bonds and such principal of and interest thereon, and all proceeds thereof, as they may from time to time be delivered to or held, pending payment by the Custodian, the Remarketing
Agent or the Trustee, in money, securities or collections from or with respect to any or all of the foregoing.

          "Custodian" means First Trust of New York,
National Association, or such other Person appointed from time to time by the Bank to act as Custodian hereunder and accepting such appointment.

          "Obligations" means (a) all amounts of principal of and interest on each Advance, (b) all other amounts due under or in respect of the Reimbursement Agreement and
(c) all amounts paid or costs or expenses incurred by the Bank in the collection of any of the foregoing or for the maintenance, preservation, protection or enforcement
(whether through negotiations, legal proceedings or otherwise) of, or realization upon, the Collateral or in connection with the enforcement or administration of this Agreement or the Reimbursement Agreement, in each case irrespective of whether the obligation to pay any such amount is direct or indirect, absolute or contingent, joint or several, due or not due, liquidated or unliquidated, arises by operation of law or otherwise or is from time to time reduced and thereafter reincurred. To the extent any payment made with respect to an Obligation is rescinded or recovered or is otherwise avoided or must be restored under or by reason of any bankruptcy or insolvency proceedings of the Company or any other Person or otherwise, the amount of such payment so rescinded, recovered, restored or avoided shall again constitute an Obligation, as if such payment had never been made.

          "Pledged Bond" means each Bond for which payment of the purchase price is made, in whole or in part, with the proceeds of a drawing by the Trustee under the Letter of Credit.

          "Remarketing Agreement" means the Remarketing
Agreement, dated as of May 1, 1996, between the Company, on the one hand, and PaineWebber Incorporated, on the other hand as the same shall have been amended, modified or supplemented from time to time.

          VIII.02. Interpretation. The headings of the articles and sections hereof are for convenience of reference only and shall not limit or affect the meaning or construction of any provision hereof.


                             IX.

                    SECURITY INTEREST

          IX.01. Grant of Security Interest. As security for the due and punctual payment in full of each of the Obligations, the Company hereby grants to the Bank a continuing first lien on and security interest in the Collateral.

          IX.02. Interest Continuing and Absolute. Until payment in full of all the Obligations has been indefeasibly made after the Cancellation Date, the Bank's security interest in the Collateral hereunder shall continue in full force and effect, and it and the Company's obligations hereunder shall be effective irrespective of any illegality, invalidity or unenforceability of the Bonds, the Letter of Credit, the Reimbursement Agreement or any other Related Document.

          IX.03. Perfection. The Company shall perfect the security interest of the Bank in the Collateral (a) in the case of Pledged Bonds, by delivering such Pledged Bonds to the Custodian, (b) in the case of any other certificated securities and cash proceeds forming part of the Collateral, by delivering the Collateral to the Bank, (c) in the case of uncertificated securities forming part of the Collateral, by registering such securities in the name of the Bank, or (d) by any other method permitted by the Uniform Commercial Code as in effect in the State of New
York on the date of such perfection. All steps necessary for such perfection shall be taken by the Company, in the case of each Pledged Bond forming part of the Collateral, on the day such Bond becomes a Pledged Bond and, in the case of proceeds, immediately.


                             X.

              REPRESENTATIONS AND WARRANTIES

          X.01. Representations and Warranties. The Company represents and warrants to the Bank and, so long as any of the Obligations remains unpaid, shall be deemed continuously to represent and warrant to the Bank and the Custodian, as follows:

          (a) At the time of delivery to the Bank or the Custodian of any Collateral, the Company will have good and marketable title to, and be the sole owner of, such Collateral, free and clear of all liens and other encumbrances, other than the security interest created hereby, the Bank's security interest in such Collateral shall have been perfected and no financing statement or other instrument with respect to any of the Collateral shall have been and continue to be recorded, registered or filed and no security agreement with respect to any of the Collateral shall have been executed by the Company, other than with respect to such security interest in favor of the Bank.

          (b) The Bank has a valid and perfected first priority security interest in the Collateral.

          (c)       The Collateral may be properly pledged hereunder.

          (d) No consents or approvals of any Person are required for the assignment and transfer by the Company of any of the Collateral to the Bank hereunder, or the subsequent sale or transfer of the Collateral by the Bank pursuant to the terms hereof.

          (e) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.


                             XI.

                        COVENANTS

          XI.01.      Protection of the Bank's Security Interest.
The Company shall defend its title to, and the Bank's security interest in, the Collateral against all claims of all other Persons, and shall keep the Collateral free from all liens and encumbrances (other than the Bank's security interest hereunder) and pay or cause to be paid promptly when due all taxes, fees, assessments and other charges now or hereafter imposed on or in respect of any of the Collateral.

          XI.02. Sale of Collateral. The Company shall not, without the prior written consent of the Bank, sell, transfer or otherwise dispose of, or permit any other
Person to sell, transfer or otherwise dispose of, any of the Collateral or any of the Company's interests therein, except in accordance with the terms of this Agreement, the Indenture and the Remarketing Agreement. The receipt by the Bank of all or any part of the proceeds of any sale, transfer or other disposition of any of the Collateral, except in accordance with the prior sentence, shall not be deemed or construed to be a consent by the Bank to any such sale, transfer or other disposition.

          XI.03. Further Assurances. The Company shall execute and deliver to the Bank or the Custodian such assignments and other documents and instruments, and shall take all other action relating to the Collateral and the preservation, protection or perfection of the Bank's security interest therein, as the Bank may request, and the Company shall not file or permit to be filed any financing statement (or amendment or continuation statement) or execute any security agreement with respect to any of the Collateral unless it names the Bank as the only secured party. To the extent permitted by law, the Company hereby appoints the Bank as its attorney-in-fact (without requiring the Bank to act as such) to perform all acts that the Bank deems appropriate to preserve, protect and perfect its continuing security interest in the Collateral or to preserve or protect the Collateral.


                             XII.

   REMEDIES UPON THE OCCURRENCE OF AN EVENT OF DEFAULT

          XII.01. Default Remedies. If an Event of Default under the Reimbursement Agreement shall occur and be continuing, the Bank shall be entitled to exercise any one or more (at the Bank's discretion, at one or more times) of the following remedies:

          (a) The Bank shall have the right to receive the Collateral, if any, then held by the Custodian, the Remarketing Agent, the Trustee or any other Person, endorse, assign or deliver in its own name or the name of the Company any and all checks, drafts and other instruments for the payment of money relating to or constituting part of the Collateral, and cause the Collateral to be registered in the name of the Bank or its designee, and the Company hereby waives presentment, protest and notice of nonpayment of any instrument so endorsed. In furtherance of the foregoing, the Company hereby irrevocably appoints the Bank, or any of its officers or designees, the Company's lawful attorney-in-fact (without requiring the Bank so to act), with power of substitution, in the name of the Company or in the name of the Bank (i) to endorse the name of the Company upon any of the Collateral, including proceeds, and to cause any of the Collateral to be registered in the name of the Bank or its designee; (ii) to demand, collect, receive payment of, receipt for and give discharges and releases of any of the Collateral; (iii) to commence and prosecute any and all actions or proceedings at law or in equity in any court to collect or otherwise realize on any of the Collateral to enforce any rights in respect thereof;
     (iv) to initiate, settle, compromise, compound, adjust or defend any actions, suits or proceedings relating or pertaining to any of the Collateral; and (v) to sell, transfer, assign, discount, negotiate or otherwise deal in all or any portion of the Collateral or the proceeds thereof and generally to perform all other acts necessary or desirable to realize on, and obtain the benefits of, the Collateral and otherwise to carry out the intention of this Agreement, as fully and effectively as though the Bank were the absolute owner thereof, and the Company hereby ratifies and confirms all that the Bank shall do by virtue of this appointment. The Bank shall not, under any circumstances, have any liability for any error or omission made in the settlement, collection or payment or other disposition of any or all of the Collateral or of any instrument received in payment therefor.

          (b) The Bank may sell or cause to be sold, in one or more sales, at such price as the Bank may deem adequate, and for cash or on credit or for future delivery, with or without assumption of any credit risk, all or any portion of the Collateral, at public or private sale, without demand of performance or notice of intention to sell or of time or place of sale (except such notice as may be required by applicable statute and cannot be waived), and the Bank may be the purchaser of all or any portion of the Collateral so sold; provided, however, that the Bank shall first give notice to the Trustee that an Event of Default has occurred and is continuing. The purchaser(s) at any such sale shall thereafter hold the Collateral so sold absolutely, free from any claim or right whatsoever, including any equity of redemption, of the Company. Any such demand, notice, claim, right or equity is hereby expressly waived and released by the Company. Without limiting the foregoing, if any such notice of the time or place of sale is so required, the Company agrees that the Bank need not give more than ten days' notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. The Bank shall not, under any circumstances, incur any liability as a result of the sale of the Collateral or any part thereof at any sale conducted in accordance with the provisions of this Agreement. The
     Company hereby waives any claims against the Bank arising by reason of the fact that the price at which the Collateral may have been sold at any private sale was less than the price which might have been obtained at a public sale or was less than the aggregate principal amount of the Pledged Bonds or the then total unpaid Obligations.

          (c) The Company recognizes that the Bank may not deem it desirable to effect a public sale of any or all of the Pledged Bonds or otherwise but may deem it desirable to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Bank shall be under no obligation to delay a sale of any of the Pledged Bonds for the period of time necessary to permit the Issuer to register them for public sale under the Securities Act of 1933, as amended (the "Act"), or under applicable state securities laws, even should the Issuer agree to do so.

          (d) The Company shall do or cause to be done all such other acts and things as may be deemed necessary or desirable by the Bank to make such sale or sales of any portion or all of the Pledged Bonds valid and binding and in compliance with all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, including registering such Bonds under the Act, or any state securities laws (to the extent necessary), all at the Company's expense.

          (e) The Company acknowledges that a breach of any of the covenants contained in this Article 5 will cause irreparable injury to the Bank and that the Bank has no adequate remedy at law in respect of any such breach and, as a consequence, agrees that each and every covenant contained in this Article 5 shall be specifically enforceable against the Company, and the Company hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

          XII.02. Remedies Not Exclusive. (a) The remedies provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or under the Reimbursement Agreement, including, without limitation, all rights and remedies of a secured party under Article 9 of the Uniform Commercial Code as in effect in the State of New York on the date of the exercise of any such remedy. The exercise by the Bank of any one or more remedies under Section 5.1, above, shall not constitute a waiver, or otherwise prohibit, the exercise by the Bank of other remedies provided herein or by law at the same or other times.

          (a) The Bank shall not be required to exercise any particular rights, powers, remedies or benefits hereunder or under the Reimbursement Agreement or any Related
Document. Without limiting the generality of the foregoing, the Bank (i) shall be entitled to seek to realize upon or enforce the Collateral in such order as it may from time to time determine and without regard to whether or not any other collateral or security for any of the Obligations shall have been resorted to, and (ii) shall not be required to exhaust or enforce any particular portion of the Collateral before seeking to realize or enforce upon any other portion thereof.


                             XIII.

       COLLECTIONS BY THE COMPANY AND APPLICATIONS
           OF PROCEEDS IN RESPECT OF COLLATERAL

          XIII.01.    Collections on Pledged Bonds by the Company.
(a) If, while any of the Obligations are outstanding, the Company becomes entitled to receive or receives any payment in respect of any Pledged Bond, the Company shall accept such payment as the Bank's agent, hold it in trust on behalf of the Bank and deliver it forthwith to the Bank for application to satisfaction of the Obligations then due and payable. All sums of money so paid in respect of any payment of interest on, or any portion of purchase price equal to the amount of accrued interest on, any Pledged
Bond which are received by the Company and paid to the Bank shall be credited against the obligation of the Company to pay interest to the Bank set forth in Sections 2.04 and
2.05 of the Reimbursement Agreement. All sums of money so paid in respect of any payment of principal of, or any portion of purchase price equal to the principal amount of, any Pledged Bond which are received by the Company and paid to the Bank shall be credited against the obligation of the Company to pay principal to the Bank set forth in Sections
2.04 and 2.05 of the Reimbursement Agreement.

          XIII.02. Application of Proceeds. All proceeds received from the sale or other disposition of, or realization on or with respect to, all or any part of the Collateral shall be applied by the Bank, in such order as the Bank, in its sole discretion, may determine to the payment of the costs and expenses of such sale, disposition or realization, including, without limitation, reasonable fees and expenses of counsel for the Bank and all expenses, liabilities and advances of the Bank in connection therewith, and to the payment of the remaining Obligations.


                             XIV.

        RELEASE OF COLLATERAL; COMPANY'S LIABILITY
                      FOR DEFICIENCY

          XIV.01. Release of Collateral. If (a) the Company prepays or causes to be prepaid any Advance pursuant to
Section 2.06 of the Reimbursement Agreement, (b) the
Remarketing Agent causes Pledged Bonds at the time held hereunder to be sold, or (c) the Obligations are otherwise satisfied, upon receipt of such prepayment or of the proceeds of such sale or other satisfaction of the Obligations, Pledged Bonds in an aggregate principal amount equal to the prepayment so made, or the principal amount of Pledged Bonds so sold, or the Obligations so satisfied, shall be automatically released from the lien of this Agreement and the Company or its designee shall be entitled to have the released Bonds delivered to the Remarketing
Agent, the Company or such other Person as designated by the Company in accordance with the terms of the Indenture; provided, however, that before any delivery of such released Bonds, the Trustee and the Custodian shall have received notice from the Bank of the reinstatement of the amounts so prepaid, sold or satisfied as available under the Letter of Credit and such notice shall constitute notice to the Custodian to release the Pledged Bonds to the Trustee.

          XIV.02.     Company's Liability for Deficiency.  The
Company shall in any event remain liable for any deficiency remaining unpaid after the application of the proceeds of the Collateral to the satisfaction of the Obligations.


                             XV.

                         GENERAL

          XV.01. Expenses. The Company shall pay to the Bank all expenses (including reasonable fees and expenses of counsel) of, or incident to, any actual or attempted sale or other disposition of, or any exchange, enforcement
(whether through negotiations, legal proceedings or otherwise), collection, compromise or settlement of or with respect to, all or any of the Collateral, by litigation or otherwise. The Company shall reimburse the Bank on demand for all reasonable costs and expenses incurred in connection with the negotiation, preparation, execution and administration of this Agreement, including, without limitation, any fees or expenses (including reasonable fees and expenses of counsel to the Custodian) paid by the Bank to the Custodian for its services in connection with this Agreement.

          XV.02. Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telecopied, telexed, telegraphed or delivered to the parties to the telex or telecopier number or address (as the case may be) specified for the intended recipient on the signature page hereof, or to such other number or address as such recipient may have last specified by notice to the other party. All such notices and communications shall, when mailed, telecopied, telexed or telegraphed, be effective when deposited in the mails or sent by telecopy or telex or delivered to the telegraph company, respectively, addressed as aforesaid.

          XV.03. Remedies and Waivers. No failure or delay on the part of the Bank in exercising any right hereunder shall operate as a waiver of, or impair, any such right.
No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall be effective unless given in writing. No waiver of any such right shall be deemed a waiver of any other right hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          XV.04. Amendment. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Custodian and the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          XV.05. Assignment. (a) This Agreement shall be binding upon and inure to the benefit of the Custodian, the Bank and the Company and their respective successors and assigns; provided, however, that the Company may not assign any of its rights or obligations under this Agreement without the prior written consent of the Bank.

          (a) If the Bank or the Custodian assigns or otherwise transfers any of its rights and obligations hereunder, each reference in this Agreement to the Bank or the Custodian, as the case may be, shall be deemed to be a reference to the Bank or the Custodian, as the case may be, and the Person or Persons to which such rights and obligations were assigned and transferred to the extent of their respective interests.

          XV.06.      Governing Law.  This Agreement shall be
governed by, and construed and interpreted in accordance with, the laws of the State of New York.

          XV.07. Custodian Appointed Agent. The Bank hereby appoints the Custodian as its agent to receive and hold
Pledged Bonds constituting Collateral granted hereunder for the Bank's account. The Company acknowledges such appointment and agrees with the Bank and the Custodian, which by its execution of this Agreement accepts such appointment, that, for so long as this Agreement shall remain in full force and effect, all certificates or instruments representing or evidencing the Pledged Bonds shall be delivered to and held by the Custodian, as agent for the Bank.

          XV.08. Reasonable Care. The Custodian shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Custodian accords its own property. In executing, delivering and performing under this Custodian
Agreement, the Custodian shall be entitled to all rights, privileges and immunities afforded the Trustee under the Indenture which are hereby incorporated by reference.

          XV.09. Integration of Terms. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.

          XV.010. Counterparts. This Agreement may be executed in counterparts, and such counterparts taken together shall be deemed to constitute one and the same agreement.

          XV.011. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


TUCSON ELECTRIC POWER COMPANY

220 West Sixth Street

P.O. Box 711

Tucson, Arizona 85702

Telecopy:  (520) 884-3888

Attention:  Treasurer



By______________________

Title:


FIRST TRUST OF NEW YORK

NATIONAL ASSOCIATION, as
                              Custodian

100 Wall Street,  Suite 1600

New York, New York 10005

Telecopy:  (212) 514-6841

Attention:  Corporate Trust

Administration



By___________________________

Title:


SOCIETE GENERALE, LOS ANGELES
                              BRANCH

2029 Century Park East

Suite 2900

Los Angeles, California 90067
                              Telecopy: (310) 551-0539
                              Attention:  Mr. George Chen



By___________________________

Title:

                                                  EXHIBIT C



             [LETTERHEAD OF GENERAL COUNSEL OF THE COMPANY]



                                       [Date of Issuance of
                                       Letter of Credit]

SOCIETE GENERALE, LOS ANGELES BRANCH
2029 Century Park East
Suite 2900
Los Angeles, California  90067


                   Nevada Power Company


Ladies and Gentlemen:

     I am Vice President and General Counsel of Tucson
Electric Power Company, an Arizona corporation (the
"Company"), and have acted as such in connection with:

     (a) the Letter of Credit and Reimbursement Agreement, dated as of May 1, 1996 (the "Reimbursement Agreement"), between the Company and Societe Generale, Los Angeles
Branch (the "Bank");
(b)
     (b) the Thirty-Second Supplemental Indenture, dated as of May 1, 1996 (the "First Mortgage Supplement"), from the Company to The Chase Manhattan Bank (National Association), as trustee (the "First Mortgage Trustee"), creating a series of First Mortgage Bonds, Pollution Control Series J (the "First Mortgage Bonds"), being a supplement to the Indenture, dated as of April 1, 1941 (the "Original First Mortgage"), from the Company to the First Mortgage Trustee;

     (c)    the Bond Delivery Agreement, dated as of May 1,
1996, from the Company to the Bank relating to the First
Mortgage Bonds; and

     (d) the Custodian Agreement, dated as of May 1, 1996, from the Company to the Bank.


     The documents referred to above (other than the Original First Mortgage) are herein collectively referred to as the "Financing Documents." The Original First
Mortgage, as amended and supplemented by all indentures supplemental thereto including the First Mortgage
Supplement, is hereinafter referred to as the "First
Mortgage."

     In so acting I have reviewed all corporate proceedings of the Company in connection with the authorization, execution and delivery of the First Mortgage and the Financing Documents and the authorization, execution and issuance of the First Mortgage Bonds. I have also examined such other documents and satisfied myself as to such other matters as I have deemed necessary as a basis for the opinions set forth below. I have relied as to various questions of fact upon the representations and warranties of the Company contained in the Financing Documents, and in the certificates of public officials and officers of the Company delivered thereunder and have further relied upon certificates of the First Mortgage Trustee as to the authentication of the First Mortgage Bonds.

     Based upon and subject to the foregoing, and subject also to the qualifications hereinafter set forth, I am of the opinion that:

     XVI. The Company (a) is duly organized, validly existing and in good standing under the laws of the State of Arizona, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all laws, treaties, rules or regulations applicable to or binding upon it or any of its property or to which it or its property is subject except to the extent, in each of (c) and (d), that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business or operations of the Company.

     XVII.          The Company has the corporate power and
authority to execute, deliver and perform the Financing
Documents and to incur indebtedness thereunder and to issue and deliver the First Mortgage Bonds and has taken all necessary corporate action to authorize the execution, delivery and performance of the Financing Documents and to incur indebtedness thereunder and issue and deliver the First Mortgage Bonds.

     XVIII.         The First Mortgage and the Financing
Documents have been duly and validly executed and delivered on behalf of the Company and constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms except that certain of the remedial provisions of the First Mortgage may be limited by the law of the state wherein the mortgaged property is located (however, such law does not, in my opinion, make the remedies afforded by the First
Mortgage inadequate for the practical realization of the benefits thereof) and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of mortgagees' and other creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and subject to any principles of public policy limiting the right to enforce indemnification or contribution provisions contained in the Financing Documents with respect to liabilities under federal or state securities laws.

     XIX. The First Mortgage Bonds have been duly and validly issued, executed and delivered by the Company and authenticated by the First Mortgage Trustee and are legal, valid and binding obligations of the Company enforceable in accordance with their terms (subject to the exceptions referred to in paragraph 3 above) and are entitled to the security and benefits of the First Mortgage.

     XX. No consent or authorization of, filing with or other act by or in respect of, the federal government, any state, county, city or other political subdivision or agency thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions pertaining thereto (collectively, a "Governmental Authority") or any other person is required in connection with the incurrence of indebtedness by the Company under the Reimbursement Agreement or the issuance and delivery by the Company of the First Mortgage Bonds or the mortgaging of the Company's properties as security for the First Mortgage Bonds or the execution, delivery or performance by the Company or the enforceability against the Company of the First Mortgage, the Financing Documents or the First Mortgage Bonds except the Opinion and Order, dated
April 24, 1996, of the ACC relating thereto which has been obtained and which is, to the best of our knowledge, in full force and effect; provided, however, that I express no opinion as to compliance with the securities or "blue sky" laws of any jurisdiction.

     XXI. The execution, delivery and performance by the Company of the First Mortgage, or the Financing Documents, the incurrence of indebtedness thereunder and the issuance and delivery of the First Mortgage Bonds will not violate any law, treaty, rule or regulation applicable to or binding upon the Company or any of its property or to which the Company or any of its property is subject or any material contractual obligation of the Company and will not result in, or require, the creation or imposition of any lien or other encumbrance on any of its properties or revenues pursuant to any such law, treaty, rule or regulation or any such material contractual obligation of the Company other than as contemplated by the First
Mortgage and the Financing Documents.

     XXII. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best of my knowledge, threatened by or against the Company or against any of its properties or revenues (a) with respect to the Financing Documents, the First Mortgage, the First Mortgage Bonds or any of the transactions contemplated thereby or (b) which would have a material adverse effect on the business or operations of the Company other than such litigations, proceedings and investigations as are disclosed in the Company's Annual
Report on Form 10-K for the year-ended December 31, 1995
(the "10-K") filed with the Securities and Exchange
Commission and all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the filing of the 10-K.

     XXIII.         No taxes (as distinguished from filing and
recordation fees) are payable to the State of Arizona or any subdivision or agency thereof in connection with the execution, delivery and filing or recordation of the First Mortgage Supplement or any related filings or recordings, or the execution, authentication, issuance or delivery of the First Mortgage Bonds.

     In rendering the opinions enumerated above, as to all matters regarding the status of title and the lien of the First Mortgage and the filing and recordation of the First
Mortgage in the State of Arizona and conformity to Arizona law, I have relied, with your consent, upon the opinion of even date herewith rendered to you by Dickerman & Marvin, P.C., of Tucson, Arizona. As a member of the Bar of the State of Arizona, I do not hold myself out as an expert on the laws of other jurisdictions except the laws of the United States, and as to all matters regarding the status of title and the lien of the First Mortgage and the filing and recordation of the First Mortgage in the State of New
Mexico and conformity to New Mexico law, and as to all other matters governed by New Mexico law, I have relied, with your consent, upon the opinion of even date herewith rendered to you by Rodey, Dickason, Sloan, Akin & Robb,
P.A., of Albuquerque, New Mexico. As to matters governed by New York law, the Securities Act of 1933, as amended, the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, or the Investment
Company Act of 1940, as amended, and as to matters involving technical compliance with the conditions set forth in the First Mortgage precedent to the issuance of the First Mortgage Bonds (insofar as such matters are governed by the Trust Indenture Act of 1939, as amended), I have relied, with your consent, upon the opinion of even date herewith rendered to you by Reid & Priest LLP of New
York, New York.

     Reid & Priest LLP, Dickerman & Marvin, P.C. and Rodey,
Dickason, Sloan, Akin & Robb, P.A., are authorized to rely upon this letter as to matters of Arizona law except to the extent that the opinions set forth herein are expressly stated to be made in reliance upon the opinion of Dickerman
& Marvin, P.C. This letter is not being delivered for the benefit of, nor may it be relied upon by, any person or entity to which it is not specifically addressed or by which reliance is not expressly authorized hereby.

                    Very truly yours,



                    DENNIS R. NELSON, ESQ.
                    Vice President and General Counsel


                                                  EXHIBIT D



      [LETTERHEAD OF SPECIAL COUNSEL TO THE COMPANY]


                                      [Dates of Issuance of
                                          Letter of Credit]


SOCIETE GENERALE, LOS ANGELES BRANCH
2029 Century Park East
Suite 2900
Los Angeles, California  90067


              Tucson Electric Power Company


Ladies and Gentlemen:


     We are counsel to Tucson Electric Power Company, an
Arizona corporation (the "Company"), and have acted as such in connection with:

     (a) the Letter of Credit and Reimbursement Agreement, dated as of May 1, 1996 (the "Reimbursement Agreement"), between the Company and Societe Generale, Los Angeles
Branch (the "Bank");
(b)
     (b) the Thirty-Second Supplemental Indenture, dated as of May 1, 1996 (the "First Mortgage Supplement"), from the Company to The Chase Manhattan Bank (National Association), as trustee (the "First Mortgage Trustee"), creating a series of First Mortgage Bonds, Pollution Control Series J (the "First Mortgage Bonds"), being a supplement to the Indenture, dated as of May 1, 1941 (the "Original First Mortgage"), from the Company to the First Mortgage Trustee;

     (c)    the Bond Delivery Agreement, dated as of May 1,
1996, from the Company to the Bank mentioned above relating to the First Mortgage Bonds; and

     (d)    the Custodian Agreement, dated as of May 1, 1996
(the "Custodian Agreement") from the Company to the Bank.


     The documents referred to above (other than the Original First Mortgage) are herein collectively referred to as the "Financing Documents." The Original First
Mortgage, as amended and supplemented by all indentures supplemental thereto including the First Mortgage
Supplement, is hereinafter referred to as the "First
Mortgage."

     In so acting we have reviewed all corporate proceedings of the Company in connection with the authorization, execution and delivery of the First Mortgage and the Financing Documents and the authorization, execution and issuance of the First Mortgage Bonds. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary as a basis for the opinions set forth below. We have relied as to various questions of fact upon the representations and warranties of the Company contained in the Financing Documents, and in the certificates of public officials and officers of the Company delivered thereunder and have further relied upon certificates of the First
Mortgage Trustee as to the authentication of the First
Mortgage Bonds. We do not serve as counsel to direct or indirect subsidiaries or affiliates of the Company, and, as to various questions relating to the activities of such subsidiaries and affiliates, we have further relied upon certificates of officers thereof and opinions of counsel thereto.

     Based upon and subject to the foregoing, and subject also to the qualifications hereinafter set forth, we are of the opinion that:

     XXIV. The Company (a) is duly organized, validly existing and in good standing under the laws of the State of Arizona, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.

     XXV. The Company has the corporate power and authority to execute, deliver and perform the Financing Documents and to incur indebtedness thereunder and to issue and deliver the First Mortgage Bonds and has taken all necessary corporate action to authorize the execution, delivery and performance of the Financing Documents and to incur indebtedness thereunder and issue and deliver the First
Mortgage Bonds.

     XXVI.          The First Mortgage and the Financing
Documents have been duly and validly executed and delivered on behalf of the Company and constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms except that certain of the remedial provisions of the First Mortgage may be limited by the law of the state wherein the mortgaged property is located and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratoriums or other similar laws affecting the enforcement of mortgagees' and other creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and subject to any principles of public policy limiting the right to enforce indemnification or contribution provisions contained in the Financing Documents with respect to liabilities under federal or state securities laws.

     XXVII.         The First Mortgage Bonds have been duly and
validly issued, executed and delivered by the Company and authenticated by the First Mortgage Trustee and are legal, valid and binding obligations of the Company enforceable in accordance with their terms (subject to the exceptions referred to in paragraph 3 above) and are entitled to the security and benefits of the First Mortgage.

     XXVIII.        No consent or authorization of, filing with
or other act by or in respect of, the Securities and Exchange Commission ("SEC"), the Federal Energy Regulatory Commission ("FERC") or the Arizona Corporation Commission ("ACC") is required in connection with the incurrence of indebtedness by the Company under the Reimbursement
Agreement or the issuance and delivery by the Company of the First Mortgage Bonds or the mortgaging of the Company's properties as security for the First Mortgage Bonds or the execution, delivery or performance by the Company or the enforceability against the Company of the First Mortgage, the Financing Documents or the First Mortgage Bonds except the Opinion and Order, dated April 24, 1996 of the ACC relating thereto which has been obtained and is, to the best of our knowledge, in full force and effect; provided, however, that we express no opinion in this paragraph as to compliance with the securities or "blue sky" laws of any jurisdiction.


     XXIX. The execution, delivery and performance by the Company of the First Mortgage, and the Financing Documents, the borrowings thereunder, the use of the proceeds thereof and the issuance and delivery of the First Mortgage Bonds will not violate any law administered by or any rule or regulation of the SEC, the FERC or the ACC or any material contractual obligation of the Company arising out of, (1) the Master Restructuring Agreement, dated as of June 30, 1992 (the "MRA"), among the Company, Escavada Company, Gallo Wash Development Company, Valencia Energy Company, the several banks parties thereto, and Barclays
Bank PLC, New York Branch, as Administrative Agent and Collateral Agent, (2) the Company's Restated Articles of Incorporation, (3) the First Mortgage or (4) any agreement or other instrument, of which we have knowledge after due inquiry (A) to which the Company is a party relating to pollution control revenue bonds or industrial development revenue bonds issued to finance projects of the Company,
(B) to which the Company is a party relating to the Irvington Unit 4 Lease (as defined in the MRA), (C) to which the Company is a party relating to the Valencia Lease (as defined in the MRA), (D) to which the Company is a party relating to the Springerville Common Lease (as defined in the MRA) or (E) to which te Company is a party relating to the Springerville Unit 1 Lease (as defined in the MRA) and will not result in, or require, the creation or imposition of any lien or other encumbrance on any of its respective properties or revenues pursuant to any such law, rule or regulation or any such material contractual obligation other than as contemplated by the First Mortgage and the Financing Documents.

     XXX. No taxes (as distinguished from filing and recordation fees) are payable to the State of New York or any subdivision or agency thereof in connection with the execution, delivery and filing or recordation of the First
Mortgage Supplement or any related filings or recordings, or the execution, authentication, issuance or delivery of the First Mortgage Bonds.

     XXXI.          (a)  The Company is not an "investment
Company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          (b) The Company and its subsidiaries are exempt from all provisions of the Public Utility Holding Company
Act of 1935, as amended, except Section 9(a)(2) thereof.


     XXXII.         The obligations of the Company under the
Reimbursement Agreement are not subordinated to any other indebtedness or obligations of the Company.

     XXXIII.        The provisions of Section 13.01 and
13.07(c)(ii) of the Indenture (as defined in the Reimbursement Agreement), together with the Custodian
Agreement, are effective to create a valid and perfected security interest in the Company's right, title and interest in the Bonds (as defined in the Reimbursement
Agreement) from time to time pledged under the Custodian
Agreement and held by the Tender Agent (as defined in the Indenture) in accordance with such provisions of the Indenture.

     As members of the Bar of the State of New York, we do not hold ourselves out as experts on the laws of other jurisdictions except the laws of the United States, and, to the extent that the opinions enumerated above are dependent upon matters governed by the law of the State of Arizona or the State of New Mexico, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Dennis R. Nelson, Esq., Vice President and General Counsel of the Company, and the opinions of even date herewith rendered to you by Dickerman & Marvin, P.C. and Rodey, Dickason, Sloan, Akin & Robb, P.A., counsel to the Company.

     Dennis R. Nelson, Esq., Dickerman & Marvin, P.C. and
Rodey, Dickason, Sloan, Akin & Robb, P.A., are authorized to rely upon this letter as to matters of New York and the Federal law covered hereby. This letter is not being delivered for the benefit of, nor may it be relied upon by, any person or entity to which it is not specifically addressed or by which reliance is not expressly authorized hereby.

                    Very truly yours,



                    REID & PRIEST LLP

                    TABLE OF CONTENTS

                                                       Page
THERE IS A DEFINE MARK CODE HERE FOR TofC FOR 5 LEVELS --
DO NOT PUT IN ANOTHER DEFINE CODE
          PRELIMINARY STATEMENTS                          1

     ARTICLE I.

                       DEFINITIONS                        2
          SECTION 1.01.  Certain Defined Terms            2
          SECTION 1.02.  Computation of Time Periods     11
          SECTION 1.03.  Accounting Terms                11
          SECTION 1.04.  Internal References             11

ARTICLE II.

AMOUNT AND TERMS OF THE LETTER OF CREDIT                 12
          SECTION 2.01.  The Letter of Credit            12
          SECTION 2.02.  Issuing the Letter of Credit    12
          SECTION 2.03.  Commissions and Fees            12
          SECTION 2.04.  Reimbursement On Demand         12
          SECTION 2.05.  Advances and Interest           13
          SECTION 2.06.  Prepayments                     13
          SECTION 2.07.  Increased Costs                 14
          SECTION 2.08.  Increased Capital               15
          SECTION 2.09.  Payments and Computations       15
          SECTION 2.10.  Non-Business Days               15
          SECTION 2.11.  Extension of the Stated
          Termination Date; Reduction of Stated Amount   16
          SECTION 2.12.  Evidence of Debt                16
          SECTION 2.13.  Obligations Absolute            17
          SECTION 2.14.  Taxes                           18

ARTICLE III.

CONDITIONS PRECEDENT                                     20
          SECTION 3.01.  Conditions Precedent to
          Issuance of the Letter of Credit               20
          SECTION 3.02.  Additional Conditions
          Precedent to Issuance of the Letter of
          Credit                                         23

ARTICLE IV.

              REPRESENTATIONS AND WARRANTIES             24
          SECTION 4.01.  Representations and
          Warranties of the Company                      24

ARTICLE V.

                 COVENANTS OF THE COMPANY                30
          SECTION 5.01.  Affirmative Covenants           30
          SECTION 5.02.  Negative Covenants              38

ARTICLE VI.

                    EVENTS OF DEFAULT                    40
          SECTION 6.01.  Events of Default               40
          SECTION 6.02.  Upon an Event of Default        43

ARTICLE VII.

                      MISCELLANEOUS                      44
          SECTION 7.01.  Amendments, Etc.                44
          SECTION 7.02.  Notices, Etc.                   44
          SECTION 7.03.  No Waiver; Remedies             45
          SECTION 7.04.  Right of Set-off                45
          SECTION 7.05.  Indemnification                 46
          SECTION 7.06.  Bank Not Liable                 47
          SECTION 7.07.  Costs, Expenses and Taxes       48
          SECTION 7.08.  Binding Effect                  49
          SECTION 7.09.  Severability                    49
          SECTION 7.10.  Governing Law; Submission to
          Jurisdiction; etc.                             49
          SECTION 7.11.  Headings                        50
          SECTION 7.12.  Counterparts                    50
          SECTION 7.13.  Waiver of Jury Trial            50
          SECTION 7.14.        Assignment and Participation  50
          SECTION 7.15.                       Beneficiaries  51
          SECTION 7.14   Assignments and
          Participations. . .  46


EXHIBIT A -    Form of Irrevocable Letter of Credit with
               Exhibits 1 through 4 thereto
EXHIBIT B -    Form of Custodian Agreement
EXHIBIT C -    Form of Opinion of General Counsel of the
               Company
EXHIBIT D -    Form of Opinion of Special Counsel to the
               Company
_______________________________
1/   Insert date of third anniversary of date of issuance.

2/   To be used for regularly scheduled interest payments.

3/   To be used upon scheduled or accelerated maturity of
the Bonds.

4/   Insert appropriate bracketed language.

5/   To be used upon scheduled or accelerated maturity of
the Bonds.

6/   To be used where the Tender Drawing is made in
connection with Bonds tendered by the holders of the Bonds and not remarketed on the day they are tendered.

7/   To be used upon an optional or mandatory redemption of
the Bonds in whole or in part.

8/   To be used upon a mandatory purchase of the Bonds
pursuant to Sections 2.02(h)(i), (ii), (iii) or (iv) of the Indenture.

9/   To be used upon an optional or mandatory redemption of
the Bonds in whole or in part.

10/   To be used upon a mandatory purchase of the Bonds
pursuant to Sections 2.02(h)(i), (ii), (iii) or (iv) of the Indenture.

11/   To be used upon a mandatory purchase of the Bonds
pursuant to Sections 2.02(h)(i), (ii), (iii) or (iv) of the Indenture.

12/   To be used in the case of all redemptions of the Bonds
other than redemptions in part.

13/   To be used in the case of mandatory purchases of the
Bonds pursuant to Section 2.02(h)(ii) in the case of a conversion of the Bonds to a "Term Rate Period" or the "Fixed Rate Period" if this Letter of Credit will expire prior to the first date on which the Bonds will be redeemable pursuant to the Indenture or Section
2.02(h)(iii) of the Indenture.